Carolina Trust Bank 8-K12G3

Exhibit 99.11

Carolina Trust Bank

901 East Main Street

P.O. Box 308

Lincolnton, North Carolina 28093-0308

Telephone: (704) 735-1104

Notice of Annual Meeting of Shareholders
Tuesday, May 10, 2016

To the Shareholders:

The 2016 Annual Meeting of the Shareholders of Carolina Trust Bank (the “Bank”) will be held:

●	Tuesday, May 10, 2016

●	10:00 a.m. (local time)

●	The Lincoln Cultural Center

●	403 E. Main Street

●	Lincolnton (Lincoln County), North Carolina

or at any adjournments thereof, for the following purposes:

●	To elect five directors to serve three-year terms until the Annual Meeting in 2019, or until their successors are elected and qualified.

●	To approve a non-binding advisory vote on the compensation of the Bank’s executive officers.

●	To approve an Agreement and Plan of Reorganization and Share Exchange dated as of March 30, 2016, between Carolina Trust Bank and Carolina Trust BancShares, Inc., and the transactions contemplated by that agreement, including the reorganization of the bank into the holding company form of organization.

●	To ratify the appointment of Dixon Hughes Goodman LLP as the Bank’s independent registered public accounting firm for the year ending December 31, 2016.

●	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 21, 2016, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Bank’s stock transfer books will not be closed. The Bank has concluded that shareholders are not entitled to assert appraisal rights under Article 13 of the North Carolina Business Corporation Act with respect to the proposed reorganization of the Bank under the share exchange agreement referenced above.

Your vote is important. Whether or not you attend the meeting in person, we encourage you to vote your shares by proxy. You may vote your shares by completing the enclosed proxy card and returning it in the enclosed pre-paid envelope. Holders of our common stock may also vote their shares via the internet. Even if you expect to attend the meeting, please vote your proxy. By doing so, you will not give up the right to vote at the meeting. If you vote your proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Bank will disregard the proxy you previously voted, provided you do vote in person or otherwise validly revoke your proxy.

By order of the Board of Directors,

Jerry L. Ocheltree
President

April 5, 2016

TABLE OF CONTENTS

SUMMARY	1

ANNUAL MEETING	4

VOTING OF APPOINTMENTS OF PROXY	4

REVOCATION OF APPOINTMENT OF PROXY	5

QUORUM	6

HOW YOUR VOTES WILL BE COUNTED	6

EXPENSES OF SOLICITATION	7

VOTING SECURITIES	7

BENEFICIAL OWNERSHIP OF SECURITIES	8

PROPOSAL 1: ELECTION OF DIRECTORS	10

MANAGEMENT OF THE BANK	11

Proposal 2: Advisory Vote on Executive Compensation	24

PROPOSAL 3: REORGANIZATION OF CAROLINA TRUST BANK INTO A BANK HOLDING COMPANY FORM OF ORGANIZATION	25

DESCRIPTION OF THE AGREEMENT	26

DESCRIPTION OF CAROLINA TRUST BANCSHARES, INC. CAPITAL STOCK	30

COMPARISON OF THE RIGHTS OF SHAREHOLDERS	33

PRO FORMA CONSOLIDATED CAPITALIZATION	36

INFORMATION ABOUT CAROLINA TRUST BANCSHARES, INC.	36

REGULATION AND SUPERVISION OF CAROLINA TRUST BANCSHARES, INC.	37

LEGAL MATTERS	43

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43

ANNUAL REPORT	44

HOW TO SUBMIT SHAREHOLDER PROPOSALS	44

OTHER MATTERS	45

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SUMMARY

This summary highlights the material terms of Proposal 3 in this Proxy Statement. To understand the holding company reorganization fully and for a more complete description of the legal terms of this transaction, you should carefully read this entire document and the documents to which we refer.

The Bank Intends to Reorganize Into a Holding Company Structure (Page 25)

Carolina Trust Bank (the “Bank”) is seeking shareholder approval to consummate a holding company reorganization pursuant to an Agreement and Plan of Reorganization and Share Exchange dated as of March 30, 2016 (the “Agreement”) with Carolina Trust BancShares, Inc. (“BancShares”). Under the holding company reorganization between the Bank and BancShares, all of the outstanding shares of the Bank’s common stock would be exchanged for newly issued shares of BancShares’s common stock on a one-for-one basis. For example, if you own 100 shares of the Bank’s common stock, you would become the owner of 100 shares of BancShares’s common stock, if and when the holding company reorganization is completed. As a result of the share exchange, BancShares would own 100% of the Bank’s common stock, and the Bank would continue its current business and operations as a North Carolina-chartered bank using its current name.

The Bank’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) will not be exchanged in connection with the reorganization, but rather will remain as outstanding securities of the Bank. The Bank’s Preferred Stock and common stock are collectively referred to in this proxy statement as the Bank’s “capital stock”.

The total cost of forming the holding company is estimated to be $50,000, which would be borne by the Bank if the Board of Directors of the Bank (the “Board”) and management of the Bank, following receipt of all required shareholder and regulatory approvals, choose to reorganize into a holding company form of organization.

THE BANK’S CAPITAL STOCK IS NOT AND BANCSHARES’s CAPITAL STOCK WILL NOT BE INSURED BY THE FDIC OR GUARANTEED BY THE ISSUER AND BOTH ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF VALUE.

Federal Income Tax Consequences (Page 28)

We will structure the proposed transaction so that the Bank’s shareholders generally will not recognize any gain or loss for federal income tax purposes as a result of the holding company reorganization. We will not seek a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the proposed transaction, so there can be no assurance that the IRS will agree with this characterization.

because Tax Matters Can Be Complicated and Tax Results May Vary Among Shareholders, We Urge You to Contact Your Own Tax Advisor to Understand Fully How the Transaction Would Affect You.

Board Recommends Shareholder Approval (Page 26)

The Board of the Bank believes that granting authority to reorganize into a holding company form of organization is in the best interests of shareholders and unanimously recommends that shareholders vote “FOR” approval of Proposal 3. The Board believes that a holding company structure will permit additional flexibility in managing the organization’s capital structure and funding opportunities, as well as provide additional opportunities to increase growth and diversity in its product and service offerings.

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Annual Meeting (Page 4)

The Bank will hold its Annual Meeting of Shareholders at 10:00 a.m., local time, on May 10, 2016 at the Lincoln Cultural Center located at 403 E. Main Street, Lincolnton (Lincoln County), North Carolina.

The Companies

Carolina Trust Bank

901 East Main Street

Lincolnton, North Carolina 28093-0308

(704) 735-1104

The Bank is a state-chartered commercial bank organized under the laws of the State of North Carolina. The Bank’s main office is located in Lincolnton, North Carolina at the address above.

Carolina Trust BancShares, Inc.

901 East Main Street

Lincolnton, North Carolina 28093-0308

(704) 735-1104

At the direction of the Board, in February of 2016, management of the Bank incorporated a North Carolina corporation named “Carolina Trust BancShares, Inc.”, which was formed to be the owner of all of the Bank’s issued and outstanding shares of common stock should a reorganization into a holding company be undertaken and completed. If the Bank’s common stock and Preferred Stock shareholders separately approve the holding company reorganization agreement, and the reorganization is completed following the receipt of all required regulatory approvals, then BancShares will own all of the shares of the Bank’s outstanding common stock and the former common stock shareholders of the Bank will become the owners of all of BancShares’s outstanding common stock.

The Agreement Governing the Transaction (Page 26)

We have attached the holding company reorganization Agreement as Appendix A at the back of this Proxy Statement. We encourage you to read this agreement, as it is the legal document that governs the proposed holding company reorganization.

Votes Required to Approve the Transaction (Page 25)

Approval of the holding company reorganization requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Bank’s common stock and of the holders of at least two-thirds (2/3) of the outstanding shares of the Bank’s Preferred Stock, voting separately. A shareholder’s failure to vote will have the same effect as a vote against approval of the reorganization.

Directors and executive officers of the Bank own approximately 6.42% of the shares of common stock (exclusive of exercisable options owned by such persons) that may be cast at the meeting, and we expect them to vote in favor of the holding company reorganization. There are 11 registered holders of the Bank’s Preferred Stock, and though such shares are generally nonvoting, the terms of the preferred stock provide voting rights for such shares in connection with the holding company reorganization. Directors and executive officers of the Bank own approximately 3.92% of the shares of Preferred Stock that may be cast at the meeting, and we expect them to vote in favor of the holding company reorganization.

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Brokers who hold shares as nominees, or in “street name,” will not have the authority to vote such shares in the holding company reorganization unless they receive instructions from the shareholder whose account they hold.

If we receive all required shareholder and regulatory approvals, we anticipate that we will proceed with the holding company reorganization. The Board, however, is not required to consummate the transaction even if the shareholders approve the transaction.

The Record Date is March 21, 2016

If you owned shares of the Bank’s common stock at the close of business on March 21, 2016, which we refer to as the Record Date, you may vote on the matters to be considered at the Annual Meeting. As of March 21, 2016, there were 4,649,558 shares of the Bank’s common stock issued and outstanding and approximately 1,491 shareholders of record. Each shareholder of the Bank’s common stock will have one vote at the meeting for each share of stock they owned on such date.

There were 2,600 shares of the Bank’s Preferred Stock issued and outstanding and 11 holders of the Bank’s Preferred Stock as of the Record Date. The only proposal that holders of the Bank’s Preferred Stock are entitled to vote on at the Annual Meeting is Proposal 3. Each shareholder of the Bank’s Preferred Stock will have one vote at the meeting for each share of Preferred Stock they owned on such date.

Other Matters To Be Acted On

Since this is an annual meeting of shareholders, the common stock shareholders are also being asked to take the following actions at the Annual Meeting:

●	To elect five members of the Board of Directors each for a term of three years (Proposal 1);

●	To approve an advisory vote on the compensation of the Bank’s executive officers (Proposal 2);

●	To ratify the appointment of Dixon Hughes Goodman LLP as the Bank’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 4); and

●	To transact any other business that may properly come before the meeting.

Trading of Carolina Trust BancShares, Inc. Capital Stock

Shares of BancShares common stock to be issued in connection with the holding company reorganization are expected to be listed for trading on the Nasdaq Capital Market under the trading symbol “CART”. We can offer no assurance that a liquid market for shares of BancShares common stock will develop or be maintained in the future.

Existing Share Certificates (Page 27)

If the holding company reorganization is consummated, common stock shareholders will need to exchange their common stock certificates of the Bank for BancShares common stock certificates after the transaction is completed. If we consummate the reorganization, we will mail you information following the effective date of the transaction. We will include a letter of transmittal regarding the procedures to be followed to exchange your certificates of common stock of the Bank for certificate(s) of common stock of BancShares. DO NOT send your Bank common stock share certificates at this time, but await further instructions to do so.

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Carolina Trust Bank

901 East Main Street

P.O. Box 308

Lincolnton, North Carolina 28093-0308

Telephone: (704) 735-1104

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board”) of Carolina Trust Bank (the “Bank”), hereby solicits your appointment of proxy, in the form enclosed with this Proxy Statement, for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held:

●	Tuesday, May 10, 2016

●	10:00 a.m. (local time)

●	The Lincoln Cultural Center

●	403 E. Main Street

●	Lincolnton (Lincoln County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 21, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the Bank’s 2015 Annual Report to Shareholders. The Bank anticipates mailing this Proxy Statement and the enclosed form of appointment of proxy on or about April 5, 2016.

You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote on the proposals described in this Proxy Statement on the internet or by returning the enclosed appointment of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on Tuesday, May 10, 2016: The Proxy Statement, form of proxy and annual report to shareholders are available at http://www.carolinatrust.com.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important. Your shares can be voted at the annual meeting only if you attend the meeting or vote by proxy using one of the methods outlined below. You do not have to attend the meeting to vote, but rather can vote by proxy if you so elect.

Instructions for our holders of common stock. Holders of our shares of common stock may vote by proxy via the following methods:

●	Vote over the internet: You may access our internet voting site by going to: http://www.proxyvote.com. If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future corporate mailings. The internet voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly

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followed. The internet voting facility for eligible shareholders will close at 11:59 pm Eastern Time on Monday, May 9, 2016.

●	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this Proxy Statement.

Instructions for our holders of Preferred Stock. Holders of our shares of Preferred Stock may vote by proxy by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this Proxy Statement.

The Board has named William M. Wadsworth and Sue S. Stamey (the “Proxies”) as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions you give. If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the five nominees for director in Proposal 1 described herein, FOR approval of the compensation of the executive officers in Proposal 2, FOR approval of the proposed bank holding company reorganization in Proposal 3, and FOR ratification of the appointment of Dixon Hughes Goodman LLP as the Bank’s independent registered public accounting firm in Proposal 4. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On such other matters as may properly come before the meeting, the Proxies will be authorized to vote the shares of common stock represented by appointments of proxy in accordance with their best judgment. These matters include, among other matters, approval of the minutes of the 2015 annual meeting and consideration of a motion to adjourn the Annual Meeting to another time or place.

Record Holders. If you hold your shares of the Bank’s capital stock in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Bank.

Street Name Holders. If you hold your shares of the Bank’s capital stock through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their common stock and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

The method by which you vote will not limit in any way your right to vote at the Annual Meeting if you later decide to attend the Annual Meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting. To revoke the appointment of proxy:

●	vote again over the internet prior to 11:59 pm Eastern Time on Monday, May 9, 2016,

●	notify the Bank’s Secretary in writing,

●	execute another appointment of proxy bearing a later date and file it with the Secretary, or

●	vote in person at the meeting as described below.

The address for the Secretary is:

Sue S. Stamey, Secretary

Carolina Trust Bank

P.O. Box 308

Lincolnton, North Carolina 28093-0308

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If you vote the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if you do not return the enclosed appointment of proxy and your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

We will have two voting groups at the Annual Meeting, with one group consisting of the holders of the shares of the Bank’s common stock and the second voting group consisting of the holders of the shares of the Bank’s Preferred Stock. Shares entitled to vote as separate voting groups on a matter may take action on a matter at the meeting only if a quorum of that voting group exists with respect to that matter. The holders of a majority of the Bank’s outstanding shares of common stock and a majority of the Bank’s outstanding shares of Preferred Stock, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. If there is no quorum present at the opening of the Annual Meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the shares of common stock and a majority of the shares of Preferred Stock voting on the motion to adjourn. As permitted under North Carolina law, if we have a quorum present with respect to one voting group and not the other voting group, we may elect to continue the meeting with respect to the voting group for which we have a quorum present and adjourn the meeting with respect to the voting group for which a quorum may be lacking.

The holders of common stock are entitled to vote on all matters at the Annual Meeting and thus the holders of a majority of the common stock outstanding, represented in person or by proxy, must be present to constitute a quorum at the Annual Meeting with respect to that voting group. Additionally, the holders of Preferred Stock are entitled to vote on Proposal 3 regarding the proposed reorganization of the Bank into the holding company form of organization. A majority of the votes of preferred stock entitled to be cast on Proposal 3 must be present in person or by proxy to constitute a quorum with respect to Proposal 3.

Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the capital stock.

HOW YOUR VOTES WILL BE COUNTED

Each share of common stock is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Proxies will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors. In the election of directors under Proposal 1, the five nominees receiving the highest number of votes for the five director seats will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.

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Proposal 2 — Approval of executive compensation. The compensation of the Bank’s executive officers under this Proposal will be approved if the number of votes cast for the Proposal exceeds the number of votes cast against the Proposal. Shares not voted (including abstentions and broker non-votes) will have no effect.

Proposal 3 — Approval of bank holding company reorganization. The proposed reorganization of the Bank into the holding company form of organization will be approved if a majority of the Bank’s shares of common stock entitled to vote at the Annual Meeting and two-thirds of the Bank’s shares of Preferred Stock entitled to vote at the Annual Meeting, voting as separate groups, each vote in favor of the Proposal. Shares not voted (including abstentions and broker non-votes) will have the same effect as a vote against this Proposal.

Proposal 4 — Ratification of the appointment of Dixon Hughes Goodman LLP as the Bank’s independent registered public accounting firm. The appointment of the independent registered public accounting firm will be ratified under this Proposal if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Shares not voted (including abstentions and broker non-votes) will have no effect.

Each share of Preferred Stock is entitled to one vote for each matter that the holders of Preferred Stock are entitled to vote on. The holders of Preferred Stock are entitled to vote on Proposal 3 only. Proxies will be tabulated by one or more inspectors of election designated by the Board.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Bank’s directors, officers and regular employees may solicit appointments of proxy in person, by telephone or via electronic means such as the internet. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Bank’s stock held of record by such persons.

VOTING SECURITIES

At the close of business on the Record Date, there were 4,649,558 shares of the Bank’s common stock, par value $2.50 per share, issued and outstanding and entitled to vote at the Annual Meeting. The Bank is authorized to issue 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. The voting rights of any newly created series of preferred stock are to be set by the Board at the time such stock is issued. At the close of business on the voting Record Date, there were 2,600 shares of Preferred Stock issued and outstanding. Registered holders of the Bank’s outstanding Preferred Stock are entitled to vote as a separate voting group on Proposal 3, but are not entitled to exercise voting rights on any other matters at the Annual Meeting. As of the Record Date, there were approximately 1,491 holders of record of the Bank’s common stock and approximately 11 holders of record of the Bank’s Preferred Stock.

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BENEFICIAL OWNERSHIP OF SECURITIES

Common Stock

The following table sets forth the beneficial ownership of each person known to the Bank to be holding more than five percent of the shares of common stock as of December 31, 2015 (as reported in filings on behalf of the shareholders listed below).

Name and Address of Shareholder	Shares currently owned		Percent of shares owned (1)
Pullco Financial Partners, LLC	361,332	(2)	7.78%
1230 Peachtree Street, Suite 1150
Atlanta, Georgia 30309
Wellington Management Group LLP	282,156	(3)	6.07%
280 Congress Street
Boston, Massachusetts 02210

(1)	The ownership percentages of each individual shareholder listed above is calculated based on the total of 4,646,225 shares of common stock issued and outstanding at December 31, 2015.

(2)	In the filing made by Pullco Financial Partners, LLP (“PFP”), PFP is managed by Pullco Capital Management, LLC (“PCM”) and William Pulliam is the President of PCM and manager of PFP. PFP has sole voting and dispositive power over 340,000 shares and Mr. Pulliam has sole and dispositive power over 21,332 shares.

(3)	In the filing made by Wellington Management Company, LLP (“Wellington”), Wellington indicates it has shared voting power over the shares, which includes the 282,156 shares listed as owned by Wellington Group Holdings LLP and Wellington Management Company LLP.

The following table shows, as of December 31, 2015, the number of shares of common stock owned by each director and executive officer and by all directors and executive officers of the Bank as a group:

Name (position)	Shares currently owned (1)	Percent of shares owned (2)
Bryan Elliott Beal (director)	15,528	*
Terri Q. Blake (director)	14,318	*
Scott C. Davis (director)	34,884	*
Richard Darrell Gettys (director)	11,103	*
Pamela C. Huskey (director)	7,540	*
Edwin E. Laws (EVP and Chief Financial Officer)	—	*
Jennifer Marion Mills (director)	400	*
Jerry L. Ocheltree (President and director)	52,449	1.12%
Nancy B. Paschall (director)	7,480	*
Richard M. Rager (EVP and Chief Credit Officer)	19,192	*
Johnathan L. Rhyne, Jr. (director and Chairman)	141,679	3.05%
Joseph M. Rhyne III (director)	13,276	*
Frederick P. Spach, Jr. (director)	13,434	*
Jim R. Watson (director)	24,123	*
Rosalind N. Welder (director)	9,413	*
Directors and executive officers as a group (15 persons)	364,819	7.73%

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*	Owns less than one percent of the outstanding shares of common stock.

(1)	For each director and executive officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of December 31, 2015, upon the exercise of stock options held by the named individual: Beal – 1,187; Blake – 1,143; Davis – 1,810; Gettys – 986; Ocheltree – 39,292; Paschall – 1,863; Rager – 13,862; J.L. Rhyne – 4,161; J.M. Rhyne – 945; Spach – 2,758; Watson – 1,257; Welder – 994; and directors and executive officers as a group – 70,258. To the Bank’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares of common stock for which the individual indicates that he or she shares voting and/or investment power: Blake – 7,038; Davis – 732; Huskey – 7,103; J.M. Rhyne – 2,104; Spach – 2,187; Watson – 17,820; and directors and executive officers as a group – 36,984.

(2)	The ownership percentage of each individual is calculated based on the total of 4,646,225 shares of common stock issued and outstanding at December 31, 2015, plus the number of shares that can be issued to that individual within 60 days of December 31, 2015, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2015, upon the exercise of all stock options held by the group.

Preferred Stock

The following table sets forth the beneficial ownership of each person known to the Bank to be holding more than five percent of the shares of Preferred Stock as of December 31, 2015.

Beneficial Owner	Preferred Stock currently owned		Percent of Preferred Stock owned(2)
8267561 Canada Inc. c/o EJF Capital, LLC 2107 Wilson Blvd, #410 Arlington, Virginia 22201	135	(1)	5.19%
EJF Debt Opportunities Master Fund, LP 2107 Wilson Blvd, #410 Arlington, Virginia 22201	1,077	(1)	41.42%
EJF Debt Opportunities Master Fund II, LP 2107 Wilson Blvd, #410 Arlington, Virginia 22201	908	(1)	34.92%
EJF Tarp Holdings LLC 2107 Wilson Blvd, #410 Arlington, Virginia 22201	160	(1)	6.15%
HHMI VII LLC Howard Hughes Medical Institute 4000 Jones Bridge Road Chevy Chase, Maryland 20815	141		5.42%

(1)	Based on information available to the Bank, it is believed that each of the above marked holders with a shared address have investment decisions directed by the same principal. As such, and assuming shared beneficial ownership, aggregate shared beneficial ownership for the identified holders, together with one additional less than 5% holder believed to be affiliated with the group, would be 2,307 shares, or 88.73% of the class.

(2)	The ownership percentages of each holder listed above is calculated based on the total of 4,646,225 shares of common stock issued and outstanding at December 31, 2015.

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The following table shows, as of December 31, 2015, the number of shares of the Bank’s Preferred Stock owned by each director and executive officer and by all directors and executive officers of the Bank as a group:

Beneficial Owner	Preferred Stock currently owned(1)	Percent of Preferred Stock owned(2)
Terri Q. Blake (director)	35	1.35%
Scott C. Davis (director)	29	1.12%
Richard Darrell Gettys (director)	23	*
Johnathan L. Rhyne, Jr. (director and Chairman)	15	*
Directors and executive officers as a group	102	3.92%

*	Owns less than one percent of the outstanding shares of Preferred Stock.

(1)	To the Bank’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person.

(2)	The ownership percentage of each individual is calculated based on the total of 2,600 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, issued and outstanding at December 31, 2015.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership. Under the Bank’s articles of incorporation and bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than seven nor more than thirty. The Bank’s articles of incorporation and bylaws also provide that the Board shall be divided into three classes, each containing as nearly as equal a number of directors as possible, each elected to staggered three-year terms. The Board has set the number of director seats for 2016 at thirteen.

Director Independence. Other than President and CEO Jerry L. Ocheltree, all of the current directors satisfy the independence requirements stated in the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Directors to be elected at this Annual Meeting. At this Annual Meeting, five directors will be elected to three-year terms, expiring at the Annual Meeting of Shareholders in 2019, or until their successors are elected and qualified, or until their death, resignation or retirement. These are the Class III directors.

How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the five nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect. The five nominees receiving the highest number of votes will be elected.

Nominations. The Nominating Committee has nominated the four incumbent Class III Board members and one new nominee for election to the Board. All of the nominees have served as directors of the Bank since its incorporation on December 5, 2000, with the exception of Jennifer Marion Mills, who was appointed to the Board in 2015.

Nominees. The following table shows the names of the nominees for election, their ages at December 31, 2015, and their principal occupations during the past five years.

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Listed below are the names of the five directors nominated for election as a Class III directors for three-year terms expiring in 2019:

Name	Age	Principal Occupations During the Past Five Years
Bryan Elliott Beal	57	President and Chief Executive Officer since January 2013, prior to that, Chief Financial Officer, Carolina Mills, Inc., Maiden, NC.

Terri Q. Blake	63	Shareholder/Certified Public Accountant, Sherrill Blake & Harrison CPA PA (certified public accountants), Lincolnton, NC since 2012; prior to that, shareholder/Certified Public Accountant, Miller Sherrill Blake Eagle CPA PA (certified public accountants), Lincolnton, NC.

Jennifer Marion Mills	40	Director of Advertising, Randy Marion Automotive, since 1998, Mooresville, NC; Principal, Allstate Insurance Agency located at Randy Marion Chevrolet Buick Cadillac dealership since 2015, Mooresville, NC.

Joseph M. Rhyne III	45	Certified Financial Planner and insurance Agent, MassMutual Life Insurance Company; Registered Representative, MML Investors Services, Inc. (securities); both of Lincolnton, NC.

Jim R. Watson	61	Associate Professor, College of Education, University of North Carolina at Charlotte, Charlotte, NC; President, WSRR Consulting Group, LLC and Managing Partner, Silo Investors, LLC; both of Lincolnton; retired Superintendent, Lincoln County Schools.

The Board of Directors recommends that the shareholders vote for the election of each of the nominees for director listed above. The five nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE BANK

Directors

The following table shows the names, ages at December 31, 2015, and principal occupations during the past five years of the Bank’s Class I and Class II directors. Each such person has served as a director of the Bank since the Bank’s incorporation on December 5, 2000 with the exception of: Mr. Ocheltree, who has served since 2014 when he was nominated to complete the term of the previous President and Chief Executive Officer; Frederick P. Spach, Jr., who became a member of the Board after the merger of Carolina Commerce Bank, Gastonia, North Carolina, with and into the Bank during the fourth quarter of 2009; and Nancy B. Paschall, who was elected at the 2013 annual meeting. Both Ms. Paschall and Mr. Spach served as directors of Carolina Commerce Bank from the date of its incorporation on June 29, 2004.

Listed below are the names of the directors elected as Class I directors for three-year terms expiring in 2017:

Name	Age	Principal Occupations During the Past Five Years
Richard Darrell Gettys	54	Electrical Engineer, Brittain Engineering, Hickory, NC since 2013; Executive Director of Facilities, Lincoln County School System, Lincolnton, NC until February 2013.

Nancy B. Paschall	55	Shareholder, Mullen, Holland & Cooper, PA (law firm), Gastonia, NC.

Frederick P. Spach, Jr.	52	President and CEO, Carolina Brush Manufacturing Co., Inc. (manufacturer of brushes for commercial and industrial use), Gastonia, NC.

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Name	Age	Principal Occupations During the Past Five Years
Rosalind N. Welder	66	Retired June 2011; prior to that, Dean, Lincoln Campus Gaston College, Lincolnton, NC.

Listed below are the names of the directors elected as Class II directors for three-year terms expiring in 2018:

Name	Age	Principal Occupations During the Past Five Years
Scott C. Davis	60	President, Gaston Electronics; President, Gaston County Dyeing Machine Company (manufacturing); both of Stanley, NC.

Pamela C. Huskey	65	Partner/Owner, Citizens Sprinkler, Inc.; Retired Lincoln County Clerk of Superior Court; both of Lincolnton, NC.

Jerry L. Ocheltree	55	President and Chief Executive Officer, Carolina Trust Bank since January 2014; prior to that, President and Chief Executive Officer, First Bank, Troy, North Carolina, from 2005 until June 2013.

Johnathan L. Rhyne, Jr.	60	Partner/Member, The Jonas Law Firm, P.L.L.C., Lincolnton, NC; former Member, North Carolina House of Representatives, 2009-2011, Raleigh, NC.

Director Qualifications

In evaluating a director candidate, the Nominating Committee considers a variety of factors, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Nominating Committee desires to have represented on the Board; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any core competencies or technical expertise necessary to provide oversight to the Bank’s operations. In addition to fulfilling the above criteria, all of the current directors of the Bank satisfy the independence requirements stated in the rules of Nasdaq, other than Mr. Ocheltree, who is an employee of the Bank. The Nominating Committee believes that all of the current directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each current director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, construction, manufacturing, and marketing. Four of our directors previously served on the Board of another community bank. Two of our directors have significant finance experience and are qualified as audit committee financial experts as that term is defined in regulations promulgated under the Securities Exchange Act of 1934, as amended. Two of our directors have experience in construction and real estate development, which comprises a material portion of our loan portfolio. The following discussion of each director’s specific experience, qualifications, attributions or skills led to the conclusion that he or she should serve as a director of the Bank.

Bryan Elliott Beal has extensive knowledge in corporate accounting having spent the majority of the last twenty-five years in various Chief Financial Officer positions, which included experience in mergers and acquisitions, and all of which qualify him to serve as the Bank’s audit committee financial expert. He also holds positions with local civic and non-profit organizations.

Terri Q. Blake has been in public accounting since 1982 and brings to the Board knowledge of both personal and small business accounting and tax rules. Ms. Blake also serves in leadership positions with several local non-profit and civic organizations.

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Scott C. Davis has expertise in marketing, budgeting and management, which he brings to the Board through his experience in the manufacturing of textile electronic equipment for the last 30 years.

Richard Darrell Gettys has managed over $100,000,000 in construction and renovation projects since 2004. He brings substantial expertise in budget management and the construction industry to the Board. Mr. Gettys has also served in a leadership role on a local non-profit and civic organization.

Pamela C. Huskey brings extensive knowledge of the legal system in Lincoln County to the Board gained through her experience working in the Clerk of Court’s office for 30 years. After retiring from the Clerk’s office, she and her husband have successfully operated a commercial sprinkler business, which has afforded her knowledge of operating small businesses as well as the local construction industry. Ms. Huskey has also served on the boards of directors of various local non-profit organizations.

Jennifer Marion Mills is the Director of Advertising for Randy Marion Automotive. Randy Marion is the largest volume GM dealer in the Southeast with franchises including Chevrolet, Buick, Cadillac, Ford, Lincoln, Subaru and Isuzu trucks. It operates six locations in Catawba, Iredell and Mecklenburg Counties. Ms. Mills is also a principal in the new Allstae Insurance Agency at the Randy Marion Chevrolet Buick Cadillac dealership in Mooresville, North Carolina. Ms. Mills is active in church and civic affairs. With the bank expanding its operation in Catawba County and the recent opening of a loan production office in Iredell County, Ms. Mills’ business and community contacts provide market knowledge and business development opportunities.

Jerry L. Ocheltree has served in the banking industry for over 30 years, including leadership roles as President and Chief Executive Officer for three banks. Prior to joining the Bank, he served as the President and Chief Executive Officer of First Bancorp, the parent company of First Bank, Troy, North Carolina with more than $3 billion in assets. Prior to that, he held chief executive positions with Premier South Bank and First Virginia Bank, both of Wytheville, Virginia. He also served as Chair of the North Carolina Bankers Association for 2012 - 2013.

Nancy B. Paschall is an attorney in Gastonia. She was an organizing director of Carolina Commerce Bank, where she served as chair of the loan committee. She is the past-chair of the Gaston Regional Chamber of Commerce. Ms. Paschall also serves on the boards of directors of various local non-profit organizations.

Johnathan L. Rhyne, Jr. is an attorney in Lincolnton. From 2010 to 2012, he was a member of the North Carolina General Assembly where he served as chairman of the House Banking Committee. He had previously served four terms in the General Assembly, from 1985 through 1992, which included service as the minority leader. Mr. Rhyne’s background as an attorney and a legislator gives him the leadership and consensus building skills to lead the Board, which he has done since the incorporation of the Bank. He also has previous experience as a director for another bank in Lincoln County, which gives him a deep knowledge of the markets in which the Bank operates. Mr. Rhyne also serves as chair of the board of directors of a public foundation and on the board of directors of one local non-profit organization. He also serves on the North Carolina Banking Commission having been appointed by the Governor in 2015.

Joseph M. Rhyne III brings his extensive knowledge of current market conditions and investment strategies as a financial planner to the Board. He is a Past President of the Rotary Club of Lincolnton, and has held past leadership roles on several other local non-profit organizations.

Frederick P. Spach, Jr. brings to the Board a deep experience in managing change. As President and CEO of a family-owned business that was heavily reliant on the textile industry, he has reduced textile related sales of the business to only 10% of revenue while nearly tripling total revenue under his leadership. In addition to the leadership role he plays at his family-owned business, Mr. Spach serves on the boards of directors of several

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civic and non-profit organizations in the Gaston County market as well as serving on the board of directors for an industry trade group in which his business operates.

Jim R. Watson brings years of management experience to the Board after managing 1,600 full and part-time employees and a budget of $100,000,000 as the former Superintendent of Lincoln County Schools. Mr. Watson also currently serves in leadership positions for a number of local civic and non-profit organizations and has served in the past on many other boards, which has provided him greater leadership skills and local knowledge of the markets in which the Bank operates.

Rosalind N. Welder has been in education for over 30 years, including 11 years in Lincoln County. She has also been very active in the civic affairs of Lincoln County, serving on the boards of directors of several non-profit organizations.

Director Relationships

Board Relationships. No director or executive officer is related to another director or executive officer.

Other Directorships: No director is or has served during the preceding 5 years as a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Committees of the Board of Directors

The Board has established the committees described below.

Executive Committee

The Executive Committee may exercise all of the Board’s authority between Board meetings subject to such limitations as may be required by law or imposed by Board resolution. The Executive Committee held five meetings during 2015. The members of the Executive Committee during 2015 were Directors Johnathan L. Rhyne, Jr. (chair), Bryan E. Beal, Jerry L. Ocheltree, Scott Craig Davis and Jim R. Watson.

Audit Committee

The Audit Committee is responsible for ensuring that the Board receives objective information regarding Bank policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Bank activities as the Board may direct. The Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held five meetings during 2015. Please review the report of the Audit Committee below. The members of the Audit Committee during 2015, each of whom satisfied the audit committee independence requirements stated in the rules of Nasdaq, were Directors Bryan E. Beal (chair), Terri Q. Blake, Jennifer Marion Mills, Johnathan Rhyne (Ex Officio) and Rosalind N. Welder. Mr. Beal has been appointed as the audit committee financial expert for the Audit Committee. His qualifications to serve as the audit committee financial expert are listed under “Nominees” above.

Compensation Committee

The charter for the Compensation Committee is available on the Bank’s corporate website located at http://www.carolinatrust.com. In accordance with its Charter, the Compensation Committee approves compensation, including annual salary, stock option grants, incentive compensation and other benefits, for senior management of the Bank. The Compensation Committee approves compensation based upon a review of

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the compensation earned by executive officers with financial institutions of similar asset size in North Carolina from an annual survey of compensation prepared by the North Carolina Bankers Association. Mr. Ocheltree recommended base salaries other than his own and was permitted to discuss the targets for incentive cash compensation. Mr. Ocheltree was not permitted to be present while his compensation was being debated or approved by the Compensation Committee. For officer salaries paid during 2015, he participated in the discussion of executive compensation other than his own. The Compensation Committee engaged a compensation consultant, Pearl Meyer, to provide advice and recommendations on the amount or form of 2016 executive compensation. See the discussion below under Board Attendance and Fees regarding the Committee’s use of a compensation consultant to provide advice regarding the amount and form of directors’ fees. The Compensation Committee held five meetings in 2015. The members of the Compensation Committee during 2015 were Directors Jim R. Watson (chair), Terri Q. Blake, Scott Craig Davis, Richard Darrell Gettys, Johnathan L. Rhyne, Jr. and Jerry Ocheltree (Ex Officio).

Nominating Committee

The Nominating Committee identifies individuals qualified to become Board members and selects director nominees. The committee oversees all material aspects of the Board nominations process. The Nominating Committee met twice during 2015. The members of the Nominating Committee during 2015 were Directors Johnathan L. Rhyne, Jr. (chair), Bryan E. Beal, Scott Craig Davis, and Jim R. Watson.

Other standing committees

The Board has approved four additional standing committees to which certain responsibilities have been delegated. These are the Loan Committee, the Property and Facilities Committee, the Marketing and Business Development Committee, and the Asset/Liability and Investment Committee.

Corporate Governance: Board Leadership and Risk Oversight

Jerry L. Ocheltree serves as the Bank’s Chief Executive Officer. Johnathan L. Rhyne, Jr. serves as the Bank’s Chairman of the Board. The Bank has determined that splitting the role of Chairman of the Board and Chief Executive Officer is appropriate for the Bank, because the Board feels it is prudent to have an independent director set the agenda for Board meetings instead of an inside director. The Board feels this arrangement allows the directors to appropriately exercise their oversight role.

Responsibility for risk oversight ultimately rests with the Board of Directors. The officers of the Bank are responsible for managing the Bank’s risks on a day-to-day basis. Oversight of the Bank’s risk management is filtered to the Board primarily through the Audit, Loan and Asset/Liability and Investment Committees. The committees with primary risk oversight functions are each chaired by independent directors in order to provide a measure of third-party objectivity to the review of the officer’s management of risk.

Board Attendance and Fees

The Board held twelve meetings in 2015. All the directors attended at least seventy-five percent of all Board and committee meetings in the aggregate. It is the policy of the Board that all directors attend shareholder meetings. Eleven of the thirteen directors attended the 2015 Annual Meeting.

During 2015, the directors received $500 for each Board meeting attended ($750 for the chair) and $200 for each committee meeting attended ($350 for the chair). Beginning with the November 2015 meeting, directors received $600 for each Board meeting attended ($850 for the chair) and $250 for each committee meeting attended ($400 for the chair). In addition, directors receive an annual retainer of $3,000. During 2015, the Compensation Committee employed Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the Bank’s director compensation as

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compared to the director fees paid by a peer group developed by Pearl Meyer. The fees paid to the directors were recommended by Pearl Meyer.

Director Compensation

The following table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2015.

2015 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Total Compensation ($)
Bryan E. Beal	13,950	13,950
Terri Q. Blake	12,500	12,500
Scott C. Davis	13,900	13,900
Richard Darrell Gettys	13,550	13,550
Pamela C. Huskey	12,150	12,150
Jennifer M. Mills	2,450	2,450
Nancy B. Paschall	10,200	10,200
Johnathan L. Rhyne, Jr.	22,850	22,850
Joseph M. Rhyne III	9,550	9,550
Frederick P. Spach, Jr.	13,800	13,800
Jim R. Watson	14,000	14,000
Rosalind N. Welder	11,850	11,850
Roger D. Williams(1)	6,650	6,650

(1)	Mr. Williams’ term as a director of the Bank terminated during 2015.

Director Nominations

The charter for the Nominating Committee is available on the Bank’s corporate website located at http://www.carolinatrust.com. Except for the additions of Ms. Mills in 2015, Mr. Ocheltree in 2014, Ms. Paschall in 2012 and Mr. Spach in October 2009, there have been no additions to the Board since the incorporation of the Bank. At such time as there is a need for nominations to the Board, nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. All members of the Nominating Committee satisfy the independence requirements stated in the rules of Nasdaq. In order to be considered for election to the Board, the Bank’s bylaws require the nominee be the owner and holder of shares of common stock having at least $1,000 in book value as of the last business day of the calendar year immediately prior to the proposed election of that nominee. The Bank’s bylaws further provide that any shareholder entitled to vote on such election may nominate any shareholder for election to the Board if written notice of the nomination of such person is received by the Secretary of the Bank at the principal office of the Bank at least 45 days prior to the date that notice of the previous year’s annual shareholder meeting was mailed to the shareholders. See “HOW TO SUBMIT SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details. For both nominees submitted by the Bank or shareholders for election to the Board, the Nominating Committee considers several factors beyond those set forth above in determining whether to nominate a candidate for election to the Board. These additional factors include the nominee’s personal and professional integrity, ability and judgment and his or her ability to be effective, in conjunction with the other Board members and nominees, in collectively serving the long-term interests of the Bank’s shareholders. The Committee also considers the overall composition of the Board taking into consideration such factors as business experience and specific areas of expertise of each Board member. While the Bank and Nominating Committee do not have a specific policy with respect to its Board

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members’ diversity, the Committee does consider each nominee’s potential to contribute to the diversity of backgrounds that the Board desires to have represented.

Shareholder Communications with Directors

The Bank encourages all shareholders who wish to communicate with any of the directors to send such inquiries by mail, telephone or email to the Bank. The Bank will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Bank has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors and employees, including senior officers such as the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Federal Deposit Insurance Corporation. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Bank’s website located at http://www.carolinatrust.com. The Bank may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Bank Transactions with Directors and Officers

The Bank expects to have banking transactions in the ordinary course of the Bank’s business with directors, executive officers and their associates. All transactions with directors, executive officers and their associates will be made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and will not involve more than normal risks of collectibility or present other unfavorable features.

At December 31, 2015, the aggregate outstanding amount of indebtedness, net of amounts participated by other banks, from all directors and executive officers (and their associates) as a group was $2,317,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Bank are required by federal law to file reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of the shares of common stock. To the Bank’s knowledge, all such required reports have been timely filed.

Report of the Audit Committee

In accordance with its written Charter (which is available on the Bank’s corporate website located at http://www.carolinatrust.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Bank on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of Nasdaq. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the

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accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Bank.

The Audit Committee discussed and reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Bank’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent registered public accounting firm a letter describing all relationships between the accountants and the Bank that might bear on the accountant’s independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountant’s communications with the audit committee concerning independence. The Audit Committee also discussed with the accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountant’s independence, and considered the compatibility of nonaudit services with the accountant’s independence.

The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Bank’s internal controls, the overall quality of the Bank’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board (and the Board approved) inclusion of the Bank’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Federal Deposit Insurance Corporation.

This report is submitted by the Audit Committee: Directors Bryan E. Beal (chair), Terri Q. Blake, Jennifer Marion Mills and Rosalind N. Welder.

Executive Officers

Set forth below are the executive officers of the Bank and their ages at December 31, 2015, together with a brief description of prior business experience:

Name	Age	Principal Occupations During the Past Five Years
Jerry L. Ocheltree	55	President and Chief Executive Officer, Carolina Trust Bank since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Richard M. Rager	59	Executive Vice President and Chief Credit Officer, Carolina Trust Bank since September 2011; prior to that, Senior Vice President and Chief Credit Officer, Carolina Trust Bank.

Edwin E. Laws	56	Executive Vice President and Chief Financial Officer, Carolina Trust Bank since March 2016; prior to that, Senior Vice President, Finance, First Bank, Southern Pines, North Carolina, from 2010 until 2016.

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Executive Compensation

Cash compensation. This table sets forth certain information regarding the compensation paid by the Bank to or for our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer (our “named executive officers”) for the years indicated. There were only three executive officers of the Bank during 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation		Total Compensation

Jerry L. Ocheltree	2015	$265,000	$107,325	$—	$3,335	$98,519	(1)	$474,179
President and CEO	2014	240,000	60,000	33,100	82,910	85,308	(2)	501,318

Donald J. Boyer(3)	2015	142,000	15,000	—	3,335	22,809	(4)	183,144
EVP and CFO	2014	130,810	19,560	—	10,480	28,433	(5)	189,283

Richard M. Rager	2015	162,000	54,675	—	3,335	49,181	(6)	269,171
EVP and CCO	2014	144,200	21,600	—	20,960	40,988	(7)	227,748

(1)	Includes fees paid to the officer for Board and committee meetings attended as a member of the Board of Directors, the Bank’s matching contribution on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Code, as amended (“401(k) Plan”), medical, dental and life insurance premiums paid on the officer’s behalf, the officer’s automobile allowance, and country club dues.

(2)	Includes an accrual of $48,000 on behalf of the officer under the Bank’s non-qualified retirement agreement with the officer, $12,658 for moving expenses, fees paid to the officer for Board and committee meetings attended as a member of the Board of Directors, the Bank’s matching contribution on behalf of the officer under the Bank’s 401(k) Plan, and the officer’s automobile allowance.

(3)	Mr. Boyer is deceased. He was employed by the Bank until December 27, 2015.

(4)	Includes fees paid to the officer for Board and committee meetings, medical, dental and life insurance premiums paid on the officer’s behalf, and the Bank’s matching contribution on behalf of the officer under the Bank’s 401(k) Plan.

(5)	Includes an accrual of $20,401 under the Bank’s non-qualified retirement plan on behalf of the officer, the Bank’s matching contribution on behalf of the officer under the Bank’s 401(k) Plan and fees paid for attendance at Board and committee meetings.

(6)	Includes the Bank’s matching contribution on behalf of the officer under the Bank’s 401(k) Plan and medical, dental and life insurance premiums paid on the officer’s behalf.

(7)	Includes the accrual of $36,106 under the Bank’s non-qualified retirement plan on behalf of the officer and the Bank’s matching contribution on behalf of the officer under the Bank’s 401(k) Plan.

Outstanding Equity Awards at Fiscal Year-End

The following tables contain information with respect to outstanding equity awards of the Bank held by the named executive officers at and as of December 31, 2015.

	OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option Expiration Date		Number of shares not vested #		Market value of shares not vested ($)

Jerry L. Ocheltree	15,000	20,000	(1)	3.31	1/1/24		6,666	(6)	41,329
	4,000	4,000	(2)	4.92	8/18/24
	292	874	(3)	5.39	4/27/25

Donald J. Boyer(5)	550	-0-		14.98	7/17/17	(5)	—		—
	2,000	-0-		12.25	3/10/18	(5)
	2,000	-0-		3.14	3/9/21	(5)

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	OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option Expiration Date		Number of shares not vested #	Market value of shares not vested ($)
	2,000	-0-		3.06	3/19/23	(5)
	4,000	-0-		4.92	8/18/24
	1,166	-0-		5.39	4/27/25	(5)

Richard M. Rager	2,420	-0-		16.21	6/20/16		—	—
	1,650	-0-		14.98	7/17/17
	2,000	-0-		12.25	3/10/18
	2,000	-0-		3.14	3/9/21
	1,500	500	(4)	3.06	3/19/23
	4,000	4,000	(2)	4.92	8/18/24
	292	874	(3)	5.39	4/27/25

(1)	Reflects a January 1, 2014, option grant. The 20,000 shares underlying unexercisable options vested on January 1, 2016.

(2)	Reflect option grants made on August 18, 2014. Shares underlying these option grants, subject to continued service requirement, vest in four equal increments on August 18, 2014, 2015, 2016, and 2017.

(3)	Reflect option grants made on April 27, 2015. Shares underlying these option grants, subject to continued service requirement, vest in approximately four equal increments on April 27, 2015, 2016, 2017, and 2018.

(4)	Reflects option grant made on May 19, 2013. Shares underlying this option grant, subject to continued service requirement, vest in four equal increments on May 19, 2013, 2014, 2015, and 2016.

(5)	As a result of Mr. Boyer’s death on December 27, 2015, these options will terminate on December 27, 2016.

(6)	Reflects unvested portion of grant of 10,000 shares of restricted stock originally granted on January 1, 2014. Shares vest in 1/3 increments, with annual vesting dates of January 1, 2015, 2016 and 2017. Market value of unvested shares calculated based on NASDAQ closing price as of December 31, 2015.

Terms of the Employment Agreements.

Mr. Ocheltree: The Bank entered into an employment contract with Mr. Ocheltree effective January 1, 2014 (the “Ocheltree Agreement”). Under the Ocheltree Agreement, he received an annual cash salary of $265,000, with discretionary bonuses as determined pursuant to the Bank’s management incentive program (his target bonus for 2015 was 30% of annual salary, or 79,500). The initial term of the Ocheltree Agreement was for two years and on or before each annual anniversary date after the initial two year period, the term of the original Ocheltree Agreement would have been extended for up to an additional one year period beyond the then effective expiration date upon a Board resolution to that effect. By amendment dated August 1, 2014 (“Term Amendment”), the renewal period was changed to the first anniversary of the Ocheltree Agreement. On that date, the term of the Ocheltree Agreement was automatically extended for an additional one year period beyond the then effective expiration date. On each subsequent anniversary date, the Ocheltree Agreement will be automatically extended unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Ocheltree Agreement shall not be further extended. The effect of the Term Amendment is that the term of the Ocheltree Agreement is two years. Mr. Ocheltree has the option to terminate the Ocheltree Agreement upon ninety days written notice to the Bank. While employed by the Bank and for one year following termination of employment, the Ocheltree Agreement prohibits him from competing with the Bank. The Ocheltree Agreement also provided for the awarding of 35,000 stock options to vest two years after issuance, the granting of 10,000 shares of common stock that will vest equally over three years, participation in a defined contribution supplemental retirement plan funded at not less than 20% of his base

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salary to vest after five years of employment, and reimbursement of up to $7,500 in reasonable moving expenses. In addition, he is also entitled to all fringe benefits that are generally provided by the Bank for its employees.

Officer Rager: The Bank entered into an employment contract with Richard M. Rager, Executive Vice President and Chief Credit Officer of the Bank, effective June 6, 2006 (the “Rager Agreement”). In 2014, the Bank amended the Rager Agreement to reduce the term of the agreement to two years. On each anniversary of the effective date, the term of the Rager Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or Mr. Rager is received 90 days prior to the anniversary date advising the other that the Rager Agreement shall not be further extended. Mr. Rager has the option to terminate the Rager Agreement upon sixty days written notice to the Bank. While employed by the Bank and for one year following termination of employment, the Rager Agreement prohibits Mr. Rager from competing with the Bank. Under the Rager Agreement, Mr. Rager receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Compensation Committee. In addition, Mr. Rager is also entitled to all fringe benefits that are generally provided by the Bank for its employees.

Potential Payments Following a Change in Control. Under the terms of the Ocheltree Agreement, Mr. Ocheltree has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change in control, his salary has been reduced below the amount he would have received under the Ocheltree Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change in control” is defined to mean any of the following events:

●	Any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Bank’s Board; or

●	The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

●	All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Upon such a termination of employment following a change in control during the first year of the Ocheltree Agreement, the original Ocheltree Agreement provided that Mr. Ocheltree would be paid an amount equal to 1.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). After any subsequent year of the original Ocheltree Agreement, the payment would have been equal to his base amount. By another amendment to the Ocheltree Agreement dated August 1, 2014, the Bank’s payment was increased to 2.99 times Mr. Ocheltree’s base amount for any change in control that takes place during the term of the Ocheltree Agreement. This compensation is payable in a lump sum. Mr. Ocheltree’s stock options and restricted stock also fully vest in the event of a change in control. The Bank has the right, under the Ocheltree Agreement, to reduce any such benefits as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on Mr. Ocheltree or the disallowance of a deduction to the Bank.

Under the terms of each Officer Agreement, the officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change in control, his salary has been reduced below the amount he would have received under the Officer Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change in control” is defined to mean any of the following events:

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●	Any person or group acquires beneficial ownership representing more than fifty percent (50%) of the fair market value or voting power of the Bank’s securities;

●	During any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or a majority of the Bank’s Board is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority of the Bank’s Board; or

●	During any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the Bank.

Upon such a termination of employment following a change in control, the Bank has agreed to pay each officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code. This compensation is payable in a lump sum. The Bank has the right, under the Agreements, to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on each officer or the disallowance of a deduction to the Bank.

Upon the effective date of a dissolution, liquidation, reorganization, merger, or consolidation of the Bank with one or more other corporations in which the Bank is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Bank to another person or entity, or a tender offer approved by the Board (any such transaction being hereinafter referred to as an “Acceleration Event”) in which the options are not assumed by the surviving entity, all unvested options granted under the Bank’s stock options plans shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Acceleration Event.

Potential Payments Upon Termination. Under the Ocheltree Agreement, in the event Mr. Ocheltree’s employment is terminated by the Bank without cause, the Bank is obligated to pay him $20,000 for each full month remaining in the then current term of the Ocheltree Agreement (“Severance Term”), a pro rata portion of any applicable bonus, and reimbursement of the premiums for the continuation of his group health insurance under applicable law for the Severance Term. Termination for cause includes termination because of the officer’s material neglect of the material duties of his position, the officer’s conviction for any crime or offense involving property of the Bank (other than a de minimis offense) or moral turpitude; the officer’s conviction constituting a felony or which has a material adverse impact on the Bank’s reputation or financial condition, the officer’s breach of any material provision of this Agreement, the officer’s dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit, or the officer’s violation of a generally recognized lawful material policy of the Bank.

Under the Officer Agreements, in the event either officer’s employment is terminated by the Bank without cause, the Bank is obligated to pay each officer the compensation and benefits provided for in the Officer Agreements for the remaining term of each Officer Agreement. Termination for cause includes termination because of the officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Officer Agreement.

Retirement Benefits

As required by the terms of the Ocheltree Agreement, on August 27, 2014, the Bank executed an agreement with Mr. Ocheltree providing an individual Supplemental Executive Retirement Plan (“Ocheltree SERP”). Because of federal tax code limitations on the amount of compensation that may be deferred by a highly compensated employee under the Bank’s 401(k) Plan, such a retirement agreement supplements the amount that the executive officer can defer until retirement. Similar plans are a common component of the compensation packages of the peer banks with which the Bank competes, and of the financial institution industry generally.

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These retirement benefits are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code.

Under the Ocheltree SERP, the Bank shall annually accrue a liability retirement account on Mr. Ocheltree’s behalf equal to not less than twenty percent (20%) of his base salary. The accrued balance in the retirement account will be paid to Mr. Ocheltree following his retirement in five equal annual installments. In accordance with Section 409A of the Code, the first payment may be delayed by six months under certain conditions. Mr. Ocheltree becomes vested in the accrued liability retirement account five years from January 1, 2014. In the event Mr. Ocheltree should die while actively employed by the Bank at any time after the vesting but prior to him attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance in one (1) lump sum to the person designated by Mr. Ocheltree. Accruals to the retirement account will be suspended during any period that Mr. Ocheltree has a qualified period of disability.

In August 2007, for officer Rager and certain other Bank officers then employed, the Bank adopted a Supplemental Executive Retirement Plan to supplement the amount that these officers can defer until retirement for the same reasons it entered into the Ocheltree SERP (“Officer SERP”). The Bank owns life insurance policies on the lives of certain current and former executive officers. The benefits from these policies are intended to offset the cost of future funding of the retirement benefits payable under the Officer SERP. These retirement benefits are also unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code.

For Mr. Rager, the Officer SERP provides an annual retirement benefit equal to fifteen percent (15%) of his average annual base salary during his final five years of employment. His benefit will be paid over the ten (10) years following his retirement. Each officer becomes ten percent vested for each year of service with the Bank, and becomes fully vested in all retirement benefits after ten years of service. Vesting will be accelerated following the occurrence of the following events:

Specified Event	Percent Vested
Separation from Service after Change in Control	100%
Separation from Service after Disability	100%
Separation from Service after Ten (10) Years of Service	100%

If the officer dies while employed by the Bank, the Bank shall pay the present value of the vested benefit to the officer’s beneficiary in a lump sum. If the officer dies while receiving the retirement benefit, the Bank shall pay any remaining benefit to the officer’s beneficiary in the same amounts and manner that would have been paid to the officer had the officer survived.

Potential Payments Following a Change in Control. In the event of a change of control of the Bank (as defined in the Ocheltree SERP), Mr. Ocheltree shall be paid the accrued balance under the Ocheltree SERP in a lump sum thirty (30) days following the change of control. Upon a termination of the employment of Mr. Rager following a “change in control” (the definition of “change in control” being substantially similar to the same term under the Officer Agreements), the full retirement benefit under the Officer SERP is payable in a lump sum using a five percent discount rate at the beginning of the month following the officer’s termination. The Officer SERP also provides that in the event payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, then the payments shall be reduced (but not below zero) to the extent necessary to ensure that no portion of the payment will be subject to any excise tax.

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Potential Payments Upon Termination. If Mr. Ocheltree is terminated after vesting but prior to retirement, the accrued balance under the Ocheltree SERP shall be paid to Mr. Ocheltree in a lump sum thirty (30) days following his attainment of the age of sixty-five. If the employment of officer Rager with the Bank is terminated without cause, the vested retirement benefit under his Officer SERP is payable in a lump sum using a five percent discount rate at the beginning of the month following the officer’s termination. Termination for cause includes termination because of the officer’s gross negligence or gross neglect of his duties, fraud, embezzlement or theft, intentional wrongful damage to the business or property of the Bank, willful misconduct which may cause substantial economic or reputation injury to the Bank, or the conviction for or plea of nolo contendere to a felony or misdemeanor involving dishonesty or moral turpitude. No benefit will be payable if officer Rager is terminated for cause.

Proposal 2: Advisory Vote on Executive Compensation

Section 14A of the Securities Exchange Act requires the Bank to conduct periodic shareholder advisory votes on executive compensation. At the 2013 Annual Meeting, the shareholders voted to approve the Board’s recommendation that this shareholder advisory vote on executive compensation be conducted annually.

This “say-on-pay” proposal permits shareholders to approve the compensation paid or provided to the Bank’s named executive officers and the Bank’s compensation policies and practices. By voting “FOR” Proposal 2, you will be approving the compensation paid or provided to named executive officers of the Bank and the Bank’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in this Proxy Statement above under “Executive Compensation.”

The vote by the Bank’s shareholders on this Proposal 2 is a non-binding, advisory vote. This means that the results of the vote will not be binding on the Bank’s Board of Directors or its Compensation Committee, will not overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded, and will not create or imply any additional duty on the part of the Board or the Compensation Committee.

The Board of Directors and its Compensation Committee believe that the Bank’s compensation policies and practices appropriately reward performance without inviting unnecessary risk-taking by its executive officers and are strongly aligned with the long-term interests of the Bank’s shareholders. Further, the Board and its Compensation Committee believe the compensation paid or provided to the Bank’s named executive officers is and has been appropriate for each of the named executive officers and comparable to the compensation of officers of peer institutions for the industry in which the Bank operates.

For the foregoing reasons, the Board of Directors recommends that you approve the compensation of the Bank’s executive officers by voting “FOR” Proposal 2. This proposal will be approved if the number of votes cast in favor of Proposal 2 exceeds the number of votes cast against it.

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PROPOSAL 3: REORGANIZATION OF CAROLINA TRUST BANK INTO A BANK
HOLDING COMPANY FORM OF ORGANIZATION

THE FOLLOWING INFORMATION DESCRIBES MATERIAL ASPECTS OF THE PROPOSED REORGANIZATION OF CAROLINA TRUST BANK INTO A BANK HOLDING COMPANY TO BE CALLED CAROLINA TRUST BANCSHARES, INC. THE FULL TEXT OF THE AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE IS ATTACHED AS APPENDIX A.

General

Carolina Trust Bank (the “Bank”) and Carolina Trust BancShares, Inc. (“BancShares”) have entered into an Agreement and Plan of Reorganization and Share Exchange dated as of March 30, 2016 (the “Agreement”), pursuant to which BancShares will become a bank holding company with the Bank as its wholly owned subsidiary (the “Holding Company Reorganization”). A copy of the Agreement is attached as Appendix A to this Proxy Statement. BancShares is a North Carolina business corporation that was incorporated on February 29, 2016, at the direction of the Board of Directors of the Bank. BancShares was formed for the purpose of becoming the holding company of the Bank when, and if, the Board of the Bank determined to proceed with a reorganization into the holding company form of ownership. BancShares has no current operations and has never commenced any operations.

If the Holding Company Reorganization is approved by the holders of the Bank’s common stock and Preferred Stock, voting as separate groups, and all other conditions set forth in the Agreement are satisfied, including receipt of all required regulatory approvals, all of the outstanding shares of the Bank’s common stock will be converted into the right to receive an equal number of shares of BancShares’ common stock in a one-for-one exchange. If the Holding Company Reorganization is consummated, there will be no changes to the outstanding shares of the Bank’s Preferred Stock, which will continue with the same rights, preferences, privileges and voting powers, and limitations and restrictions, that such Bank Preferred Stock had prior to the Holding Company Reorganization.

After the effective date of the Holding Company Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of BancShares. The consolidated assets, liabilities, common stock shareholders’ equity and income of BancShares immediately following the effective date will be the same as those of the Bank immediately prior to the effective date. The Bank will continue to operate under the name “Carolina Trust Bank”, and its deposit accounts will continue to be insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). The corporate existence of the Bank will continue unaffected and unimpaired by the Holding Company Reorganization, except that all of the outstanding shares of the Bank’s common stock will be owned by BancShares. The current common stock shareholders of the Bank will own all of the outstanding shares of BancShares’s common stock after completion of the Holding Company Reorganization.

Each director of the Bank will remain a director of the Bank following the Holding Company Reorganization. The initial Board of Directors of BancShares will be comprised of the following individuals, each of whom is a current member of the Bank’s Board of Directors: Johnathan L. Rhyne, Jr., Bryan E. Beal, Scott Craig Davis, Jerry L. Ocheltree, Frederick P. Spach, Jr., and Jim R. Watson.

Vote Required

Common Stock. Approval of the Agreement requires the approval of a majority of the issued and outstanding shares of the Bank’s common stock. The required vote of shareholders is based upon the number of outstanding

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shares of the Bank’s common stock and not the number of those shares that are actually voted. Accordingly, anything but a vote “FOR” the Holding Company Reorganization proposal will have the effect of a vote “AGAINST” the proposal. That is why your vote is very important. The failure to submit a proxy card, to vote by Internet or in person at the Annual Meeting, or an abstention from voting, will have the same effect as a vote “AGAINST” this proposal.

Preferred Stock. Under North Carolina law, approval of the Agreement also requires the approval of two-thirds (2/3) of the issued and outstanding shares of the Bank’s Preferred Stock voting as a separate class. Accordingly, anything but a vote “FOR” Proposal 3 will have the effect of a vote “AGAINST” the proposal. The failure to submit a proxy card or vote in person at the Annual Meeting, or an abstention from voting by the Preferred Stock shareholder, will have the same effect as a vote “AGAINST” Proposal 3.

THE BANK’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED HOLDING COMPANY REORGANIZATION AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT.

DESCRIPTION OF THE AGREEMENT

The Bank

The Bank was incorporated on December 5, 2000, and opened for business on December 8, 2000. The Bank’s main office is located at 901 East Main Street, Lincolnton, North Carolina 28093-0308.

Carolina Trust BancShares, Inc.

BancShares was incorporated in February 29, 2016 at the direction of the Bank’s Board. BancShares must apply to, and obtain the approval of, the Federal Reserve in order to consummate the Holding Company Reorganization and become the registered bank holding company of the Bank. Upon consummation of the Holding Company Reorganization, BancShares will have no significant assets other than the shares of the Bank’s common stock acquired in the Holding Company Reorganization, and will have no significant liabilities. Initially, BancShares will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. There is no intent to have BancShares employ any persons other than certain executive officers of the Bank, although it may utilize the support staff of the Bank from time to time. Additional employees may be hired, as appropriate, to the extent BancShares expands its business in the future.

Reasons for the Reorganization

The Bank’s Board believes that having the authority to reorganize into a holding company form of organization would create a more flexible organizational structure that could provide benefits such as additional alternatives for funding the Bank’s growth, the ability to accommodate distinct subsidiaries for additional lines of business, and increased efficiency with regard to potential acquisition activities. Furthermore, the enactment of the Gramm-Leach-Bliley Act of 1999, which made historic changes to the structure of the financial services industry, requires that certain activities be conducted only through the holding company form of organization.

As a holding company, however, BancShares would also be regulated by the Federal Reserve, which is not currently a regulatory agency with direct supervisory authority over the Bank. Accordingly, additional regulatory oversight and increased overhead expenses would be experienced. Notwithstanding such additional burdens, the Board currently believes the holding company form of organization to be advantageous for the Bank. That belief is based upon the following:

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●	A holding company structure is more flexible and allows for acquisitions of both banks and permissible non-bank entities in a more efficient and economic manner.

●	Funding options and financial flexibility are enhanced by the holding company form of organization, including improved capital treatment on a consolidated basis for certain types of debt.

●	Additional lines of business may be permissible with less regulatory burden.

●	A holding company has the ability to engage in activities that may not be permissible for either the Bank or for a direct subsidiary of the Bank to perform.

While there are no current plans for BancShares or the Bank to offer additional lines of business or to engage in additional activities, such options may be considered in the future. A holding company structure would enhance the Bank’s ability to capitalize on opportunities that could result from the consolidation of the financial services industry as well as opportunities associated with expanded activities permitted by the Gramm-Leach-Bliley Act.

Effective Time

The date and time on which the Holding Company Reorganization will be effective will be the date and time as set forth in the Articles of Share Exchange filed with the North Carolina Secretary of State. We refer to this date and time as the “Effective Time.” Articles of Share Exchange will be filed only if BancShares and the Bank receive all required shareholder and regulatory approvals.

Actions at the Effective Time

In the event that all required shareholder and regulatory approvals are received, the Holding Company Reorganization will be accomplished through the following steps:

●	At the Effective Time, BancShares will exchange on a one-for-one basis newly issued shares of its common stock for all the shares of the Bank’s common stock issued and outstanding on a record date to be set immediately prior to the Effective Time. As an example, if a Bank shareholder owns 100 shares of the Bank’s common stock, such shareholder will receive 100 shares of BancShares’ common stock in the Holding Company Reorganization.

●	At the Effective Time, all outstanding options under the Bank’s existing stock option plans will convert into options to acquire the number of shares of BancShares common stock that the holders of such options were entitled to acquire of Bank common stock immediately prior to the share exchange on substantially the same terms and conditions as set forth in the existing plans, and the plans shall be adopted by BancShares and amended and restated in connection therewith. Similarly, any outstanding warrants that entitle the holder thereof to acquire shares of the common stock of the Bank will be converted into the right to acquire an equivalent number of shares of BancShares common stock.

●	At the Effective Time, all outstanding awards of restricted stock, if any, that remain unvested will convert into awards of restricted shares of BancShares common stock on substantially the same terms, restrictions and conditions as set forth in the applicable grant agreement.

●	Following the Effective Time, BancShares will, or will cause a duly appointed exchange agent (the “Exchange Agent”), to mail to each former shareholder of record of the Bank’s common stock immediately prior to the Effective Time written instructions and transmittal materials for use in surrendering such holder’s shares of Bank common stock.

●	If a holder’s shares of Bank common stock are held in certificated form, no new certificated shares of Bancshares common stock will be delivered to such holder until the return of the Bank certificate(s) in

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accordance with the instructions set forth in the transmittal materials. BancShares may elect to issue the new shares of its common stock in uncertificated form.

Conditions to the Holding Company Reorganization

The Agreement provides that the obligations of the Bank and BancShares to consummate the Holding Company Reorganization are subject to the satisfaction of the following conditions:

●	the separate approval of the Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Bank’s common stock and by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Bank’s Preferred Stock;

●	the approval by the Federal Reserve of BancShares’ notification regarding its intent to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) through its acquisition of all of the Bank’s outstanding common stock;

●	the receipt of all other consents and approvals and the satisfaction of all other requirements necessary for the consummation of the Holding Company Reorganization; and

●	expiration of any waiting period required by any supervisory authority to complete the transaction.

Even if we file the appropriate application with the Federal Reserve under the BHC Act, there are no assurances that all conditions will be satisfied and that the Holding Company Reorganization will be consummated. Furthermore, the directors of the Bank may elect to delay or abandon the Holding Company Reorganization at their discretion.

Termination

The Agreement may be terminated prior to the Effective Time if:

●	any condition precedent to the Holding Company Reorganization has not been fulfilled or waived;

●	any action, suit, proceeding or claim has been instituted, made or threatened relating to the Agreement that makes consummation of the transaction inadvisable in the opinion of the Board of the Bank or the Board of Directors of BancShares; or

●	for any other reason, consummation of the transaction is inadvisable in the opinion of either the Board of the Bank or the Board of Directors of BancShares.

Federal Income Tax Consequences of the Holding Company Reorganization

The following is a summary of the material United States federal income tax consequences to U.S. holders of the Bank’s common stock of the Holding Company Reorganization. The summary is based on the Code, U.S. Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable U.S. Treasury regulations, to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source.

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If an entity taxable as a partnership holds Bank common stock, the tax treatment of its partners or other owners generally will depend on the status of the owners and the activities of that entity. Entities taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the Holding Company Reorganization to them.

This discussion only addresses Bank shareholders that are U.S. holders and hold their shares of Bank common stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this summary does not address all aspects of U.S. federal income taxation that might be relevant to a Bank shareholder in light of such holder’s particular circumstances or that might be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired Bank common stock pursuant to the exercise of employee stock options or otherwise as compensation, foreign holders, and holders who hold Bank common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided in this discussion with respect to the tax consequences of the Holding Company Reorganization under applicable state, local or non-U.S. laws, or the tax consequences to any holders of the Preferred Stock.

HOLDERS OF BANK CAPITAL STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE HOLDING COMPANY REORGANIZATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

The Reorganization. While the Bank’s management believes that the ensuing discussion reflects the probable tax consequences of the proposed Holding Company Reorganization, neither the Bank nor BancShares will request or obtain a ruling from the U.S. Internal Revenue Service (the “IRS”) or an opinion of counsel regarding the U.S. federal income tax consequences of the transaction. Further, the statements contained in this discussion are not binding on either the IRS or the courts. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein.

The Holding Company Reorganization is intended to qualify as a nontaxable exchange under section 351 of the Code for holders of the Bank’s common stock that exchange those shares for BancShares common stock. Assuming such treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences of the transaction will generally be as follows:

●	No gain or loss will be recognized by the Bank’s holders of common stock on the receipt of BancShares common stock in exchange for their Bank common stock.

●	The basis of each Bank common shareholder in the BancShares common stock received by such shareholder will be the same as the basis of the Bank common stock surrendered in exchange therefor.

●	The holding period of the BancShares common stock received by each Bank shareholder will include the holding period of the Bank’s common stock surrendered in exchange therefor, provided that the Bank’s common stock is held as a capital asset at the Effective Time.

●	Neither BancShares nor the Bank should incur any federal income tax liability as a result of the Holding Company Reorganization.

Treatment as a Taxable Sale of Bank Shares. If, however, the IRS were to assert successfully that the Holding Company Reorganization fails to qualify as a nontaxable exchange governed by section 351(a) of the Code, then each Bank shareholder would be required to recognize taxable gain (or possibly loss) equal to the difference between: (i) the sum of the fair market value of the BancShares shares received in the exchange at the Effective Time, and (ii) the shareholder’s adjusted income tax basis in the Bank shares surrendered therefor. A

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shareholder’s income tax basis in the BancShares shares received in such a taxable exchange would equal the shares’ fair market value at the Effective Time, and the shareholder’s holding period for the BancShares shares would begin on the day after the Effective Time. The gain or loss recognized would be long-term capital gain or loss if the shareholder’s holding period for the Bank stock surrendered was more than one year.

Information Reporting. A holder of Bank common stock that receives BancShares common stock as a result of the Holding Company Reorganization will be required to retain records pertaining to the transaction. If the Holding Company Reorganization qualifies as a nontaxable exchange under section 351 of the Code, each holder of Bank stock that (i) is required to file a U.S. federal income tax return, (ii) is a “significant transferor”, and (iii) receives BancShares stock in the Holding Company Reorganization will be required to file a statement with the shareholder’s U.S. federal income tax return for the year of the transaction in accordance with U.S. Treasury regulations section 1.351-3 setting forth certain information, including the basis and fair market value of such shareholder’s Bank stock surrendered in the transaction. For this purpose, a “significant transferor” is a holder of BancShares stock that, immediately after the Holding Company Reorganization, will own at least 5% of the outstanding stock of BancShares (by either voting power or value).

This summary set forth above is included for general information only. It is not intended to be, nor should it be construed to be, tax advice to any particular Bank shareholder. This summary does not address all possible income tax consequences of the Holding Company Reorganization under the Code. This summary does not address any potential tax consequences to holders of the Bank’s Preferred Stock. Accordingly, all Bank shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the transaction, including the applicability and effect of federal, state, local, and foreign income and other tax laws on their particular circumstances.

DESCRIPTION OF CAROLINA TRUST BANCSHARES, INC. CAPITAL STOCK

The following is a summary of the material provisions of the Articles of Incorporation and Bylaws of BancShares.

General

The Articles of Incorporation of BancShares authorize the issuance of 11,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock with such rights, privileges, and preferences as may be determined by the Board of Directors of BancShares.

Currently, there is one share of BancShares’ common stock issued and outstanding, and that share is held by the Bank’s Chairman of the Board. BancShares will file an application to list its common stock on the Nasdaq Capital Market and it is anticipated that BancShares’ common stock will trade on the Capital Market under the ticker symbol “CART”.

At the Effective Time, the single outstanding share of BancShares’ common stock will be redeemed and canceled, and there will be, based on shares outstanding as of the Record Date for this Annual Meeting, approximately 4,649,558 shares of BancShares’ common stock outstanding as a result of the exchange of newly issued shares of BancShares’ common stock for outstanding shares of the Bank’s common stock on a one-for-one basis.

In the future, the authorized but unissued and unreserved shares of BancShares’ capital stock will be available for issuance for general purposes, including, but not limited to, possible issuance in connection with stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings of securities. Except as otherwise may be required to approve a merger or other transaction in which the additional

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authorized shares of BancShares’ capital stock would be issued, no shareholder approval will be required for the issuance of those shares. See the section entitled “Comparison of the Rights of Shareholders” at page 33 for a discussion of the rights of the holders of BancShares’ capital stock as compared to the holders of the Bank’s capital stock.

Common Stock

General. Each share of BancShares’ common stock will have the same relative rights as, and will be identical in all respects to, each other share of BancShares’ common stock.

Dividend Rights. As a North Carolina corporation, BancShares will not be directly subject to the restrictions on the payment of dividends applicable to the Bank. Holders of shares of BancShares’ common stock will be entitled to receive such cash dividends as the Board of Directors of BancShares may declare out of funds legally available therefor. However, the payment of dividends by BancShares will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. If the Holding Company Reorganization is consummated, the ability of BancShares to pay dividends to the holders of shares of BancShares’ common stock will, at least initially, be completely dependent upon the amount of dividends the Bank pays to BancShares. See “Comparison of the Rights of shareholders - Comparison of the Rights of Holders of the Bank’s Capital Stock and BancShares’ Capital Stock - Payment of Dividends.”

Further, BancShares’ ability to pay dividends on its common stock may be limited by the terms of one or more series of preferred stock that may be authorized by the Board of Directors of BancShares in the future. BancShares’ Board of Directors may not be required to seek shareholder approval before issuing any such newly authorized series.

Voting Rights. Each share of BancShares’ common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, in the election of directors, each holder of BancShares’ common stock will have the right to vote the number of shares owned by such holder on the record date for as many persons as there are directors to be elected. Cumulative voting will not be available with respect to the election of directors of BancShares. See “Comparison of the Rights of shareholders - Comparison of the Rights of Holders of the Bank’s Capital Stock and BancShares’ Capital Stock - Voting Rights.”

Liquidation Rights. In the event of any liquidation, dissolution or winding up of BancShares, the holders of shares of BancShares common stock will be entitled to receive, after payment of all debts and liabilities and the liquidation preference on any preferred securities that may be outstanding at the time of such liquidation, all remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the Bank, BancShares, as the holder of all shares of the Bank’s common stock upon completion of the Holding Company Reorganization, would be entitled to receive, after satisfaction of $1,000 per share liquidation preference on the Bank’s Preferred Stock, payment of all debts and liabilities of the Bank (including all deposits and accrued interest thereon) and all remaining assets of the Bank available for distribution in cash or in kind.

Preemptive Rights; Redemption. Holders of shares of BancShares’ common stock will not be entitled to preemptive rights with respect to any shares that may be issued. BancShares’ common stock will not be subject to call or redemption.

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Preferred Stock

BancShares’ Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock with such rights, privileges, and preferences as may be determined by the Board of Directors of BancShares, in its sole discretion, and the Board of Directors of BancShares will also have the authority to fix the number of shares constituting any series, the designation of such series, and the dividend rate for each series of preferred stock, without any further vote or action by our shareholders. BancShares preferred stock may be issued with voting, liquidation, dividend and other rights superior to the rights of its common stock. The potential issuance of preferred stock may delay or prevent a change in control of BancShares, discourage bids for BancShares common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of BancShares common stock.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of the Articles of Incorporation and Bylaws of BancShares, which will address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of BancShares (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to BancShares’ Articles of Incorporation and Bylaws to be in effect as of the Effective Time.

Classification of the Board of Directors. The Bylaws of BancShares provide that the number of directors constituting the Board of Directors shall be not less than 5 nor more than 30. This is an equivalent provision to that which is included in the Bank’s Bylaws, with the exception that the Bank’s Bylaws requires a minimum of 7 directors. The Bylaws of BancShares also provide that the Board of Directors of BancShares shall be divided into three classes, which shall be as nearly equal in number as possible. Initially, the classes will be elected for terms of one, two or three years, after which each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (i.e., “staggered terms”). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. Approximately one-third of the members of the Board of Directors of BancShares will be elected each year, and two annual or special meetings would be required for BancShares’ shareholders to change a majority of the members constituting the Board of Directors of BancShares. This staggered term Bylaw provision is an equivalent provision to that which is included in the current Bylaws of the Bank.

Filling Vacancies. Except for vacancies occurring as a result of an increase in the size of the Board of Directors, vacancies occurring in the Board of Directors of BancShares may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum. Vacancies resulting from an increase in the size of the Board of Directors generally can only be filled by shareholders at a duly called meeting of shareholders. The shareholders, at any meeting thereof, may authorize not more than two (2) additional directorships, which may be left unfilled by the shareholders at such meeting to be filled in the discretion of the Board of Directors during the interval between meetings of the shareholders.

Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of BancShares may amend or repeal the Bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended, or repealed by the Board of Directors of BancShares. Generally, the shareholders of BancShares may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.

Special Meetings of Shareholders. BancShares’ Bylaws provide that only the chairman of the board, the president, the secretary, or the Board of Directors of BancShares may call a special meeting of shareholders.

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COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Comparison of the Rights of Holders of the Bank’s Common Stock and BancShares’ Common Stock

THE BANK’S CAPITAL STOCK IS NOT, AND BANCSHARES’ CAPITAL STOCK WILL NOT BE, INSURED BY THE FDIC OR GUARANTEED BY THE ISSUER AND EACH IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF VALUE.

General. Upon consummation of the Holding Company Reorganization, shareholders of Bank common stock as of the Effective Time will become shareholders of BancShares common stock. Certain legal distinctions exist between owning BancShares’ common stock and the Bank’s common stock. The common stock shareholders of BancShares will be governed by and subject to the Articles of Incorporation and Bylaws of BancShares rather than the Articles of Incorporation and Bylaws of the Bank. BancShares is a corporation governed by the laws of the State of North Carolina applicable to business corporations, while the Bank is a commercial bank governed by the banking laws of North Carolina, which incorporate the North Carolina laws applicable to business corporations only to the extent they do not conflict with the banking laws.

The following is a summary of the material differences in the rights of holders of BancShares’ common stock and of holders of the Bank’s common stock. Shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders that will result from the proposed Holding Company Reorganization.

Capital Structure. The Bank’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of Preferred Stock with such rights, privileges, and preferences as may be determined by the Board of Directors of the Bank and approved by the North Carolina Commissioner of Banks. As of the Record Date for the Annual Meeting, there were 4,649,558 shares of the Bank’s common stock issued and outstanding and 2,600 shares of Bank Preferred Stock issued and outstanding.

BancShares’ Articles of Incorporation authorize the issuance of up to 11,000,000 shares of capital stock divided into 10,000,000 shares of $2.50 par value per share common stock and 1,000,000 shares of preferred stock with such rights, privileges, and preferences as the Board of Directors of BancShares shall determine in its sole discretion. Because the exchange of common stock shares by virtue of the Holding Company Reorganization is on a one-for-one basis (and BancShares will redeem and cancel the single organizational share issued by it for nominal consideration), BancShares will have the same number of common stock shares issued and outstanding immediately after consummation of the Holding Company Reorganization as the Bank did immediately before.

Voting Rights. In general, each holder of the Bank’s common stock and each holder of BancShares’ common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, each holder of the Bank’s common stock and of BancShares’ common stock has the right to vote the number of shares owned by such shareholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of the Bank or BancShares.

Directors. The Bylaws of the Bank provide that the Board of Directors shall consist of between 7 and 30 members. Similarly, the Bylaws of BancShares provide that its Board of Directors shall consist of between 5 and 30 members. The Boards of Directors of both the Bank and BancShares may fill vacancies arising in their directorships, unless such vacancies are the result of an increase in the size of the Board of Directors, in which case the vacancies are to be filled by shareholders.

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The Bylaws of both the Bank and BancShares provide that the terms of the directors shall be staggered. This means that the directors are divided into three classes, each consisting of approximately one-third of the total directors. Each year, one class of the directors would come up for election for terms of three years. The Bank’s Board is currently staggered and, following the first shareholder meeting of BancShares at which directors are elected, BancShares’ Board will be staggered as well.

Rights to Repurchase Stock. Under North Carolina banking law, the Bank may repurchase its stock subject to the requirement that a repurchase not reduce the Bank’s capital below an amount equal to at least the amount of capital required for a bank to be deemed “adequately capitalized” under applicable federal regulatory capital standards. An FDIC-insured institution like the Bank is also required to obtain FDIC approval before repurchasing its capital stock.

Under both the NCBCA and the Bank Holding Company Act, BancShares will be allowed to purchase, with appropriate Board of Directors’ approval, its own stock in the open market or in privately negotiated transactions subject to applicable law or other restrictions and the availability of funds therefor. Under certain circumstances, stock repurchases by BancShares will require the prior approval of the Federal Reserve Bank of Richmond. BancShares may consider repurchases of its stock in the future, but there can be no assurance that BancShares will conduct such repurchases.

The Bank’s and BancShares’ respective ability to effect repurchases can also be limited by state and federal regulatory action or directive or if the applicable regulators determine safety and soundness restrictions so warrant.

The Bank’s ability to repurchase shares of its capital stock may be limited by the terms of the Bank’s currently outstanding Preferred Stock, which currently entitles the holders thereof to an annualized dividend of 9% on the $1,000 liquidation value per share of Preferred Stock. Subject to certain exceptions, no capital stock of the Bank may be purchased, redeemed or otherwise acquired for consideration by the Bank if full dividends have not been declared and paid in full for the most recently completed quarterly dividend period. These potential restrictions on stock repurchases as a result of the outstanding Preferred Stock will not apply to BancShares’ prospective repurchases of its own capital stock.

Payment of Dividends. The Bank and BancShares are each subject to general North Carolina corporate law restrictions on the amount of dividends they are permitted to pay. A North Carolina corporation may not pay a dividend if, after giving effect to such dividend, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

Additionally, the Bank may not declare a dividend or other distribution if doing so would reduce the Bank’s capital below the amount required for a bank to be deemed “adequately capitalized” under applicable federal regulatory capital standards. Similarly, under federal law, an insured financial institution like the Bank is also prohibited from making capital distributions, including the payment of dividends, if, after such distributions, the institution would become “undercapitalized” (as such term is defined by applicable laws and regulations). Lastly, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank. Although BancShares’ ability to pay dividends will not be subject to the prior listed restrictions, such restrictions will indirectly affect BancShares because dividends from the Bank will be the primary source of funds of BancShares for the payment of dividends to BancShares shareholders.

As a result of the Bank’s currently outstanding Preferred Stock, the Bank may be prohibited from paying cash dividends or distributions on its common stock if full dividends have not been paid on the Preferred Stock for the most recently completed quarterly dividend period. Failure to pay dividends on the Preferred Stock would impact

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the ability of the Bank to dividend cash to BancShares, which will likely be initially dependent on the Bank as a source of funds. BancShares, which will not have any preferred stock outstanding immediately following consummation of the Holding Company Reorganization, will not be subject to these same prospective cash dividend restrictions.

Limitation of Liability and Indemnification of Directors, Officers and Employees. The Articles of Incorporation of the Bank and of BancShares each eliminate a director’s personal liability for breach of duty as a director to the fullest extent permitted by law. As required by North Carolina banking law, the Articles of Incorporation of the Bank qualify the elimination of liability for acts or omissions as to which the elimination of liability would be inconsistent with the provisions of North Carolina banking law or the business of banking. While BancShares’ Articles of Incorporation do not have this explicit qualification, it does qualify a director’s limitation of liability in many of the same ways as the Bank’s Articles of Incorporation. For example, the Articles of Incorporation of BancShares and the Bank each contain exceptions to the limitations on personal liability for a breach of duty that involves (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the entity’s best interests, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes; or (iii) any transaction from which the director derived an improper personal benefit.

The Bylaws of the Bank and of BancShares provide for indemnification to the fullest extent permitted by law. Under the Federal Deposit Insurance Act, as amended (“FDIA”), both the Bank and BancShares would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers or persons controlling BancShares pursuant to the forgoing provisions, BancShares has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Bylaw Changes. The Bylaws of BancShares will be substantially the same as the Bylaws of the Bank. However, BancShares’ Bylaws will not include certain bank-specific provisions that are included in the Bank’s Bylaws. Upon request, the Bank will provide its shareholders with copies of the Bylaws of both the Bank and BancShares free of charge. Requests should be made to Sue S. Stamey, Secretary, at (704) 735-1104 or mailed to the Bank, P.O. Box 308, Lincolnton, North Carolina 28093-0308, Attention: Sue S. Stamey.

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PRO FORMA CONSOLIDATED CAPITALIZATION

The following table presents the pro forma consolidated capitalization of BancShares and the Bank, as its subsidiary, at December 31, 2015, adjusted to give effect to the Holding Company Reorganization as described in this Proxy Statement. The authorized number of shares of common and preferred stock of BancShares is 10,000,000 and 1,000,000, respectively.

(unaudited)	THE BANK	BANCSHARES		PRO FORMA CONSOLIDATED CAPITALIZATION(2)
SHAREHOLDERS’ EQUITY:
Preferred Stock	$2,579,939	$-0-		$2,579,939
Common Stock	11,615,563	2.50	(1)	11,615,563
Additional Paid-In Capital	13,350,193	7.50	(1)	13,350,193
Retained Earnings (Loss)	3,340,107	-0-		3,340,107
Accumulated Other Comprehensive Loss	(167,611)	-0-		(167,611)
Total shareholders’ Equity	$30,718,189	$10.00	(1)	$30,718,189

(1)	To be redeemed and canceled at the Effective Time of the Holding Company Reorganization.

(2)	Does not reflect approximately $50,000 in reorganization expenses which will be accounted for as an operating expense as incurred.

INFORMATION ABOUT CAROLINA TRUST BANCSHARES, INC.

Carolina Trust BancShares, Inc.

General. Carolina Trust BancShares, Inc. (“BancShares”) is a business corporation incorporated under the laws of the State of North Carolina. The only office of BancShares, and its principal place of business, is located at the main office of the Bank at 901 East Main Street, Lincolnton, North Carolina 28093. BancShares’s telephone number is (704) 735-1104.

BancShares has been organized for the purpose of becoming the holding company of the Bank. Pursuant to the Holding Company Reorganization, the Bank will become a wholly owned subsidiary of BancShares, BancShares will become a bank holding company, and each holder of common stock of the Bank will become a holder of common stock of BancShares without any change in the number of shares owned or percentage of common stock ownership.

Currently, there are no plans for BancShares to undertake any operating business activities. In the future, BancShares may become an operating company or acquire other commercial banks or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.

Property. Initially, BancShares will neither own nor lease any real or personal property but will utilize the premises and property of the Bank without the payment of any rental fees to the Bank.

Competition. It is expected that for, the near future, the primary business of BancShares would be the ongoing business of the Bank. Therefore, the competitive conditions to be faced by BancShares would be the same as those faced by the Bank. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, BancShares would face competition in

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undertaking any such acquisitions and in operating subsequent to any such acquisitions.

Board of Directors and Management. Following closing of the Holding Company Reorganization, the initial Board of Directors of BancShares will be comprised of the following individuals, each of whom is a current member of the Bank’s Board of Directors: Johnathan L. Rhyne, Jr., Bryan E. Beal, Scott Craig Davis, Jerry L. Ocheltree, Frederick P. Spach, Jr., and Jim R. Watson.

The initial executive officers of BancShares will be the Bank’s current President and Chief Executive Officer and its current Executive Vice President and Chief Financial Officer, who will serve in the same roles at BancShares:

Name	Position with BancShares

Jerry L. Ocheltree	President and Chief Executive Officer

Edwin E. Laws	Executive Vice President and Chief Financial Officer

BancShares’ sole function initially will be the ownership of the stock of the Bank, and it will not engage in any other activities. No additional management or personnel will be necessary at the present time or in the foreseeable future for the operations of BancShares. Sue S. Stamey, who is the corporate secretary for the Bank, is also the corporate secretary for BancShares.

Employees. At the present time, there is no intention for BancShares to have any employees other than its management. BancShares will utilize the support staff of the Bank from time to time. If BancShares acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees. Should BancShares or any other affiliate utilize employees or facilities of the Bank in the future, it will compensate the Bank for any such usage.

REGULATION AND SUPERVISION OF CAROLINA TRUST BANCSHARES, INC.

Federal Regulation. BancShares will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act (the “BHC Act”), as administered by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Under the BHC Act, BancShares will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for BancShares to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company. In determining whether to grant such approval, the Federal Reserve Board would be required to evaluate a number of statutory factors, including:

●	competitive factors, such as whether such acquisition would result in a monopoly or substantially lessen competition;

●	banking and community factors, such as the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served; and

●	certain supervisory factors and the extent to which a proposed acquisition would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

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The merger or consolidation of BancShares with another bank holding company, or the acquisition by BancShares of the stock or assets of another bank, or the assumption of liability by BancShares to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the BHC Act. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve Board under the BHC Act and/or the North Carolina Banking Commission may be required.

BancShares will be required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of BancShares’ consolidated net worth. The Federal Reserve Board may disapprove of such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

The status of BancShares as a registered bank holding company under the BHC Act would not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

●	making or servicing loans;

●	performing certain data processing services;

●	providing discount brokerage services;

●	acting as fiduciary, investment or financial advisor;

●	leasing personal or real property;

●	making investments in corporations or projects designed primarily to promote community welfare; and

●	acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board.

Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

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The Federal Reserve Board has adopted risk-based capital measures to assist in the assessment of the capital adequacy of bank holding companies. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. An institution’s risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its weighted risk assets (the denominator).

The risk-based guidelines are used in the inspection and supervisory process as well as in the analysis of applications acted upon by the Federal Reserve Board. Thus, in considering an application filed by a bank holding company, the Federal Reserve Board will take into account the organization’s risk-based capital ratio, the reasonableness of its capital plans, and the degree of progress it has demonstrated toward meeting the established risk-based capital standards. The risk-based capital ratios focus principally on broad categories of credit risk, although the framework for assigning assets and off-balance sheet items to risk categories does incorporate elements of transfer risk, as well as limited instances of interest rate and market risk.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

The risk-based guidelines presently only apply on a consolidated basis to any bank holding company with consolidated assets of $1 billion or more. The risk-based guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $1 billion if the holding company (i) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) conducts significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; or (iii) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. The Federal Reserve Board may apply the risk-based guidelines at its discretion to any bank holding company, regardless of asset size, if such action is warranted for supervisory purposes. We do not anticipate that BancShares would be subject to the consolidated risk-based capital measures. However, as a holding company with less than $1 billion of assets, BancShares would be subject to the Federal Reserve’s Small Bank Holding Company Policy Statement contained at Appendix C to the Federal Reserve’s Regulation Y (12 C.F.R. Part 225), which governs the Federal Reserve’s evaluation of certain applications by small bank holding companies related to acquisitions, securities redemptions, and dividends.

Source of Strength for Subsidiaries. Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Dividends. As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, BancShares’ ability to pay cash dividends will depend upon the cash dividends it may receive from the Bank. BancShares must pay all of its operating expenses from funds it receives from the Bank. Therefore, shareholders may receive cash dividends from BancShares only to the extent that funds are available after payment of our operating expenses, and that the Board of Directors decides to declare a cash dividend. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings where the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Commonly Controlled Depository Institutions. Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to BancShares and the Bank only to the

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extent that BancShares were to maintain a separate subsidiary depository institution in addition to the Bank, which is not currently anticipated.

Transactions with Affiliates. Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, purchase of assets from, or letter of credit on behalf of the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of the Bank, BancShares, any subsidiary of BancShares and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tying arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment. This priority would also apply to guarantees of capital plans under the Federal Deposit Insurance Corporation Improvement Act of 1991.

Incentive Compensation Policies and Restrictions. In July 2010, the federal banking agencies issued guidance which applies to all banking organizations supervised by the agencies. Pursuant to the guidance, to be consistent with safety and soundness principles, a banking organization’s incentive compensation arrangements should: (1) provide employees with incentives that appropriately balance risk and reward; (2) be compatible with effective controls and risk management; and (3) be supported by strong corporate governance including active and effective oversight by the banking organization’s board of directors. Monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization and its use of incentive compensation.

Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 removed many of the remaining restrictions on opening bank branches across state lines, but it also granted the individual states authority to set certain restrictions on such interstate branching. Section 613 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (described below and passed in 2010) removed many of the these remaining, state-specific restrictions on de novo interstate branching by national and state-chartered banks. The FDIC and the OCC now have authority to approve applications by insured state nonmember banks and national banks, respectively, to establish de novo branches in states other than the bank’s home state if “the law of the state in which the branch is located, or is to be located, would permit establishment of the branch, if the bank were a state bank chartered by such state.” The enactment of this section may increase interstate banking by community banks in states where barriers to entry were previously high.

Change in Control

State and federal law restrict the amount of voting stock of a bank holding company or a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company or bank by tender offer or similar means than it might be to acquire control of another type of corporation.

Pursuant to North Carolina law, no person may acquire control over a bank or bank holding company unless the North Carolina Commissioner of Banks first shall have approved such proposed acquisition. Under North

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Carolina law, “control” means the possession, directly or indirectly, of the power or right to direct or to cause the direction of the management or policies of a person (i) by reason of an agreement, understanding, proxy, or power of attorney or (ii) through the ownership of or voting power over 10% or more of any class of the voting securities of the person.

Similarly, Section 3 of the BHC Act and its implementing regulations require Federal Reserve Board approval for the following transactions:

●	Any action that causes a bank or other company to become a bank holding company.

●	Any action that causes a bank to become a subsidiary of a bank holding company.

●	The acquisition by a bank holding company of direct or indirect ownership or control of any voting securities of a bank or bank holding company, if the acquisition results in the company’s control of more than 5% of the outstanding shares of any class of voting securities of the bank or bank holding company.

●	The acquisition by a bank holding company or by a subsidiary thereof (other than a bank) of all or substantially all of the assets of a bank.

●	The merger or consolidation of bank holding companies, including a merger through the purchase of assets and assumption of liabilities.

Federal law imposes additional restrictions on acquisitions of stock in bank holding companies and FDIC-insured banks. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group acting in concert must give advance notice to the Federal Reserve Board or the FDIC before directly or indirectly acquiring the power to direct the management or policies of, or to vote 25% or more of any class of voting securities of, any bank holding company or federally-insured bank. Upon receipt of such notice, the federal regulator either may approve or disapprove the acquisition. The Change in Bank Control Act generally creates a rebuttable presumption of a change in control if a person or group acquires ownership or control of or the power to vote 10% or more of any class of a bank holding company or bank’s voting securities and either (i) the bank holding company has a class of securities that is subject to registration under the Exchange Act; or (ii) following such transaction, no other person owns a greater percentage of that class of securities.

Government Monetary Policy and Economic Controls

As a bank holding company whose primary asset would be the ownership of the capital stock of a commercial bank, BancShares would be directly affected by government monetary policy and the economy in general. The actions and policies of the Federal Reserve Board, which acts as the nation’s central bank, can directly affect the money supply and, in general, affect banks’ lending activities by increasing or decreasing their costs and availability of funds. An important function of the Federal Reserve Board is to regulate the national supply of bank credit in order to combat recession and curb inflation pressures. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. Government securities, changes in the discount rate and surcharge, if any, on member bank borrowings, and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth of bank loans, investments and deposits, and interest rates charged on loans or paid for deposits. The Bank is not a member of the Federal Reserve System but is subject to reserve requirements imposed by the Federal Reserve Board on non-member banks. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Gramm-Leach-Bliley Act of 1999

The Gramm-Leach-Bliley Act of 1999 allows a bank holding company to qualify as a “financial holding company” and, as a result, be permitted to engage in a broader range of activities that are “financial in nature” and in activities that are determined to be incidental or complementary to activities that are financial in nature. The Gramm-Leach-Bliley Act amended the BHC Act to include a list of activities that are financial in nature, and the

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list includes activities such as underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve Board is authorized to determine other activities that are financial in nature or incidental or complementary to such activities. The Gramm-Leach-Bliley Act also authorized banks to engage through financial subsidiaries in certain of the activities permitted for financial holding companies.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provided for the creation of the Financial Stability Oversight Council, or the FSOC, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provided for the creation of the Consumer Financial Protection Bureau, or the CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

Section 619 of the Dodd-Frank Act, known as the Volcker Rule, prohibits insured depository institutions and companies affiliated with insured depository institutions (“banking entities”) from engaging in short-term proprietary trading of certain securities, derivatives, commodity futures and options on these instruments, for their own account. The Volcker Rule also imposes limits on banking entities’ investments in, and other relationships with, hedge funds or private equity funds. The final regulations implementing the Volcker Rule became effective on April 1, 2014. Like the Volcker Rule, these final regulations provide exemptions for certain activities, including market making, underwriting, hedging, trading in government obligations, insurance company activities, and organizing and offering hedge funds or private equity funds. The final regulations also clarify that certain activities are not prohibited, including acting as agent, broker, or custodian. Banking entities covered by the Volcker Rule were required to fully conform their activities and investments by July 21, 2015.

A number of other provisions under the Dodd-Frank Act remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict the extent to which the Dodd-Frank Act or the forthcoming rules and regulations will impact the business of the Bank and BancShares. However, we believe that certain aspects of the legislation, including, without limitation, the costs of compliance with disclosure and reporting requirements and examinations, could have a material impact on our business, financial condition, and results of operations. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, whether or when such changes may be adopted, how such changes may be interpreted and enforced, or how such changes may affect us.

Securities and Exchange Commission

The Bank is currently subject to the informational requirements of Section 13 and 15(d) of the Exchange Act, and it files reports and other information required by the Exchange Act with the FDIC. Upon consummation of the Holding Company Reorganization, BancShares will be subject to the same informational requirements of the Exchange Act, except that it will file such reports and other information, including annual reports, quarterly reports and proxy statements, with the Securities and Exchange Commission. BancShares reports filed with the SEC will be available to be inspected and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549-1004 (phone 1-800-SEC-0330) or on the SEC’s internet website at http://www.sec.gov through its EDGAR filing system.

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Legal Matters

The validity of the shares of Carolina Trust BancShares, Inc. common stock offered hereby will be passed upon for BancShares by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and will appoint Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Bank’s financial statements for the year ending December 31, 2016. Although shareholder ratification of the appointment of Dixon Hughes Goodman is not required by the Bank’s Bylaws or otherwise, the Bank’s Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Dixon Hughes Goodman is not ratified by our shareholders, the Audit Committee may appoint another independent public accounting firm or nevertheless appoint Dixon Hughes Goodman. Even if the appointment of Dixon Hughes Goodman is ratified by the shareholders at the annual meeting, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year.

The Audit Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by the Bank’s independent accountants, the Committee carefully reviews the policies and procedures for the engagement of the independent accountants. The Audit Committee discussed with Dixon Hughes Goodman the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2015. The fees billed for services were compatible with Dixon Hughes Goodman maintaining their independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Dixon Hughes Goodman as the independent registered public accounting firm for the Bank for the year ending December 31, 2016. This proposal will be approved if the number of votes cast in favor of Proposal 4 exceeds the number of votes cast against it.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Bank’s independent registered public accounting firm for the year ended December 31, 2015, was Dixon Hughes Goodman LLP. As noted in Proposal 4, the Audit Committee has selected Dixon Hughes Goodman to be the independent registered public accounting firm for the year ending December 31, 2016. Representatives of Dixon Hughes Goodman will be present at the Annual Meeting with the opportunity to make a statement if they desire, and they will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed to the Bank by Dixon Hughes Goodman in connection with the annual audit of the Bank’s financial statements and review of the Bank’s interim financial statements. The aggregate fees billed or expected to be billed to the Bank by Dixon Hughes Goodman for audit services rendered to the Bank for the fiscal years ended December 31, 2014 and 2015 are $87,500 and $87,300, respectively.

Audit-Related fees. There were no additional fees billed or expected to be billed by Dixon Hughes Goodman for assurance and related services that are reasonably related to the performance of the audit of the Bank’s financial statements, but which are not included in the audit fees disclosed above, for the fiscal years ended December 31, 2014 and 2015.

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Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed or expected to be billed to the Bank by Dixon Hughes Goodman for tax related services for the fiscal years ended December 31, 2014 and 2015 are $9,025 and $13,000, respectively.

All other fees. There were no additional fees billed to the Bank by Dixon Hughes Goodman during the fiscal years ended December 31, 2014 and 2015.

In accordance with its Audit Committee Charter, the Bank’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Bank’s independent accountants and the fees charged for those services.

ANNUAL REPORT

In accordance with the regulations of the Federal Deposit Insurance Corporation (“FDIC”), information required to be included in the Bank’s 2015 annual disclosure statement is contained in the Bank’s Annual Report to Shareholders for the year ended December 31, 2015, which accompanies this Proxy Statement. No part of the 2015 Annual Report shall be regarded as proxy soliciting materials or as a communication by means of which any solicitation is being or is to be made.

How to obtain copies of reports: You may obtain, without charge, a copy of the Bank’s Annual Report on Form 10-K, including the financial statements and schedules, when it is available. To do so, send your request in writing to:

Sue S. Stamey

Secretary

Carolina Trust Bank

P.O. Box 308

Lincolnton, North Carolina 28093-0308

You may also obtain any exhibits to Form 10-K upon payment of the cost of copying the exhibits.

HOW TO SUBMIT SHAREHOLDER PROPOSALS

How to submit a shareholder proposal for possible inclusion in the Bank’s next Proxy Statement: To be considered for inclusion in the proxy materials for the Bank’s annual meeting in 2017, shareholder proposals must be received at the Bank’s principal office (currently: Carolina Trust Bank, P.O. Box 308, Lincolnton, North Carolina 28093-0308) not later than December 6, 2016. In order for a proposal to be included in the Bank’s proxy material for the next annual meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares entitled to be voted on that proposal at the next annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the next annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Exchange Act or related FDIC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 6, 2016: Proposals submitted after December 6, 2016 will not be included in the proxy materials for the next annual meeting. However, if a shareholder wishes to have a proposal considered at the next annual meeting as other business, the Bank’s bylaws require that any such

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proposals must be received in writing at the Bank’s principal office no later than February 17, 2017. If notice of the proposal is not received by February 17, 2017, pursuant to the Bank’s bylaws, such notice will be considered untimely for consideration at the next annual meeting.

Content of Proposals: The Bank’s bylaws provide that any notice of action to be brought before the annual meeting must set forth the following as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting; (ii) the name and address of each shareholder proposing such business as they appear on the Bank’s records; (iii) the number of shares that are owned of record and beneficially by such shareholder; and (iv) any material interest of such shareholder in such business other than his or her interest as a shareholder of the Bank. The presiding officer of the annual meeting may declare that the proposal is not properly brought before the annual meeting if the proposal is not made in compliance with the foregoing procedures.

Nominations of directors: The Bank’s bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered to the Bank at its main office, no later than February 17, 2017. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of record of shares of the Bank entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with the Bank and other corporations, the number of shares of the Bank that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) within the past five years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Bank; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

OTHER MATTERS

Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

Jerry L. Ocheltree
President

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APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this “Agreement”), is made and entered into as of March 30, 2016, by and between CAROLINA TRUST BANK, a banking corporation incorporated under the laws of the State of North Carolina and having its principal place of business in Lincolnton, North Carolina (the “Bank”), and CAROLINA TRUST BANCSHARES, INC., a North Carolina business corporation (the “Holding Company”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to the terms of this Agreement, whereby the holders of the Bank’s outstanding common stock would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:

1.           The Exchange.

(a)             The name of the corporation whose shares will be acquired is “Carolina Trust Bank”, and the name of the acquiring corporation is “Carolina Trust BancShares, Inc.”

(b)             At the Effective Time (as defined in Paragraph 2 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Business Corporation Act, as amended, each issued and outstanding share of common stock, $2.50 par value per share, of the Bank (“Bank Common Stock”) shall be exchanged for one (1) share of common stock, $2.50 par value per share, of the Holding Company (“Company Common Stock”) (all the foregoing referred to collectively as the “Exchange” and all such shares of Company Common Stock issued to the shareholders, collectively, the “Shares”).

(c)             As soon as possible after the Effective Time, the Holding Company (or its duly authorized exchange agent acting on its behalf (the “Exchange Agent”)) shall furnish to each holder of Bank Common Stock transmittal forms and written instructions with respect to the Exchange. Until shares of Bank Common Stock are surrendered for exchange in accordance with this Agreement, each outstanding certificate that, prior to the Effective Time, represented shares of Bank Common Stock shall for all purposes evidence only the exchange rights established pursuant to this Agreement. To the extent permitted by applicable law, the former shareholders of record of Bank Common Stock shall be entitled to vote after the Effective Time at any meeting of the Holding Company’s shareholders the number of Shares of Company Common Stock into which their Bank Common Stock was converted pursuant to this Agreement, regardless of whether such holders have exchanged their physical certificates representing shares of Bank Common Stock for Shares of Holding Company Stock. The Holding Company may in its discretion elect not to treat any such unsurrendered shares of Bank Common Stock as shares of Company Common Stock for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding certificate evidencing Bank Common Stock is so surrendered, no dividends payable to the holders of Company Common Stock will be paid to the holder of the unsurrendered Bank Common Stock certificate; provided, however, upon surrender and exchange of each outstanding certificate evidencing Bank Common Stock for a certificate evidencing outstanding Company Common Stock, there

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shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if any, that theretofore were declared and became payable, but were not paid, with respect to said shares. The Holding Company, subject to compliance with applicable law, may elect, in its sole discretion, to issue uncertificated Shares of Company Common Stock in connection with the Exchange to former shareholders of Bank Common Stock.

(d)             Each share of the Bank’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share (“Bank Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unaffected by the Exchange.

(e)             At the Effective Time, all shares of common stock of the Holding Company outstanding immediately prior to the Effective Time shall be redeemed from the holder(s) thereof for the sum of $10.00 per share.

2.           Closing; Effective Time. Consummation of the Exchange and the other transactions contemplated by this Agreement shall take place at such time and date as the Holding Company and the Bank determine (the “Closing”). The Exchange shall become effective at the time specified in Articles of Share Exchange to be filed with the Office of the Secretary of State of North Carolina (the “Effective Time”).

3.           NO APPRAISAL RIGHTS. Pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes, the shareholders of the Bank are not entitled to appraisal rights as a result of the Exchange.

4.           Lost, Destroyed, or Stolen Certificates. Shareholders whose certificates evidencing shares of Bank Common Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing Shares for which such shares of Bank Common Stock were exchanged pursuant to this Agreement upon compliance with conditions reasonably imposed by the Holding Company (or, as applicable, its Exchange Agent), including, without limitation, a requirement that those shareholders provide a lost instruments indemnity or surety bond in form, substance and amounts reasonably satisfactory to the Holding Company.

5.           Stock Option Plans and Equity grants. At the Effective Time, all outstanding options under the Bank’s existing stock option plans (the “Option Plans”) shall be converted into options to acquire the number of shares of Company Common Stock that the holders of such options were entitled to acquire of Bank Common Stock immediately prior to the Exchange on substantially the same terms and conditions as set forth in the Option Plans and any grant agreements pertaining to each specific option grant outstanding thereunder. The Option Plans shall be adopted by the Holding Company and amended and restated in connection therewith, including, without limitation, to reflect any conforming amendments necessitated by the Exchange or this Agreement. At the Effective Time, all outstanding awards of restricted stock, if any, that remain unvested will convert into awards of restricted shares of BancShares common stock on substantially the same terms, restrictions and conditions as set forth in the applicable grant or award agreement.

6.           Bank Warrants. At the Effective Time, any and all outstanding warrants entitling the holder thereof to purchase shares of Bank Common Stock shall by virtue of this Agreement be converted into warrants to acquire the number of shares of Company Common Stock that the holders of each such warrants were entitled to exercise for Bank Common Stock immediately prior to the Exchange

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on substantially the same terms and conditions as set forth in the applicable warrant, warrant agreement or governing instrument.

7.           Obligations of the Parties Pending the Effective Time. The Bank and the Holding Company shall, as soon as practicable, take the following action, if such action has not already been taken:

(a)             This Agreement shall be duly submitted to the shareholders of the Bank for the purpose of considering and acting upon the Exchange in the manner required by law and the Bank’s articles of incorporation and bylaws. The Bank shall use its best efforts to obtain the requisite approval of its shareholders for the Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks, such applications, notices, exhibits, documents and papers as shall be necessary or appropriate to secure approval of or non-objection to this Agreement, the Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;

(b)             The Holding Company shall use its best efforts to cause the issuance of Shares of Company Common Stock pursuant to this Agreement and the Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the state securities laws of each state in which it deems such qualification or exemption to be required; and

(c)             Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.

8.           TAX MATTERS. The parties intend that the exchange of the Bank Common Stock for shares of Company Common Stock be treated as a transfer and exchange of property by the exchanging shareholders described in section 351 of the Internal Revenue Code of 1986, as amended.

9.           Conditions Precedent to the Exchange. The Exchange shall be subject to the satisfaction of the following conditions:

(a)             Ratification and confirmation of this Agreement by approval of the Bank’s shareholders as required by law;

(b)             Approvals by the Board of Governors of the Federal Reserve System, or a Reserve Bank acting under designated authority, of the Exchange and the transactions related thereto;

(c)             Approval, to the extent required, of any other governmental or regulatory authority; and

(d)             Expiration of any waiting period required by any supervisory authority.

10.          Termination. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by either board of directors:

(a)             Any condition precedent contained in Paragraph 9 has not been fulfilled or waived;

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(b)             Any action, suit, proceeding, or claim has been instituted, made or threatened relating to the proposed Exchange that makes consummation of the Exchange inadvisable in the opinion of the board of directors of either the Bank or the Holding Company; or

(c)             The board of directors of either the Bank or the Holding Company has determined that consummation of the Exchange is inadvisable in the opinion of such board of directors.

11.          Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.          Effect of Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.          Amendment. This Agreement may be amended and modified pursuant to a writing signed by both parties.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers to be effective as of the date first above written.

CAROLINA TRUST BANCSHARES, INC.

	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer
ATTEST:

/s/ Sue S. Stamey
Sue S. Stamey
Corporate Secretary

CAROLINA TRUST BANK

	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer
ATTEST:

/s/ Sue S. Stamey
Sue S. Stamey
Corporate Secretary

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